PROSPECTUS                                                            424(b)(3)
                                                                    #333-167216
                          SYNERGY RESOURCES CORPORATION

                                  Common Stock

      By means of this prospectus a number of our shareholders are offering to sell up to 21,375 000 shares of our common stock which they may acquire,

     -    upon the conversion of promissory notes;

     -    upon the exercise of our Series C warrants; or.

     -    upon the exercise of our Series D warrants.

      Although we will receive proceeds if any of the Series C warrants are exercised, we will not receive any proceeds from the sale of the common stock by the selling stockholders. We will pay for the expenses of this offering which are estimated to be $50,000.

      Our common stock is traded on the OTC Bulletin Board under the symbol SYRG. On June 18, 2010 the closing price for our common stock was $3.00.

     There is no public market for our Series C or D warrants and it is not expected that a market for the Series C or D warrants will ever develop.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. FOR A DESCRIPTION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS.










                  The date of this prospectus is June 18, 2010.

                               PROSPECTUS SUMMARY

      Synergy Resources Corporation ("we" or the "Company" or "Synergy") is the entity that resulted from a business combination between Brishlin Resources, Inc., a public company, ("predecessor Brishlin") and Synergy Resources Corporation, a private company, ("predecessor Synergy"). We were incorporated in Colorado in May 2005 and are involved in oil and gas exploration and development.

      Our website is:  www.synergyresourcescorporation.com.

           Our offices are located at 20203 Highway 60, Platteville, CO 80651. The Platteville office telephone number is (970) 737-1073 and its fax number is
(970) 737-1045. We also maintain an office at 1200 17th Street, Suite 570, Denver, CO 80202. Our telephone number at our Denver office is (303) 623-3966 and our fax number in Denver is (303) 534-0151.

      See the "Glossary" section of this prospectus for the definition of terms pertaining to the oil and gas industry which are used in this prospectus.

The Offering

     Between December 2009 and March 2010, we sold 180 Units to a group of private investors. The Units were sold at a price of $100,000 per Unit. Each Unit consisted of one Promissory Note in the principal amount of $100,000 and 50,000 Series C warrants. At any time after May 31, 2010, the Notes, plus accrued interest, can be converted into shares of our common stock, initially at a conversion price of $1.60 per share. Each Series C warrant entitles the holder to purchase one share of our common stock at a price of $6.00 per share at any time on or before December 31, 2014.

      In connection with our private offering we paid the placement agent for the offering a commission of $997,100 plus a non-accountable expense allowance of $360,000. We also issued the placement agent 1,125,000 Series D warrants. Each Series D warrant allows the holder to purchase one share of our common stock at a price of $1.60 per share at any time on or before December 31, 2014.

      By means of this prospectus a number of our shareholders are offering to sell:

     o up to 11,250,000 shares of our common stock which may be issued upon the conversion of the notes;

     o up to 9,000,000 shares of common stock which may be issuable upon the exercise of our Series C warrants; and\

     o up to 1,125,000 shares of common stock which may be issuable upon the exercise of our Series D warrants.

      See the section of this prospectus entitled "Selling Shareholders" for more information.

      As of April 30, 2010, we had 11,998,000 outstanding shares of common stock. The number of our outstanding shares does not include shares issuable upon the exercise of options granted to our officers, directors and an employee. See the section of this prospectus captioned "Management - Stock Option and Bonus Plan" for more information concerning these options.

      The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of any relevant operating history, losses since we were incorporated, and the possible need for us to sell shares of our common stock to raise capital. See "Risk Factors" section of this prospectus below for additional Risk Factors.

Forward-Looking Statements

      This prospectus contains or incorporates by reference "forward-looking statements," as that term is used in federal securities laws, concerning our financial condition, results of operations and business. These statements include, among others:

     o statements concerning the benefits that we expect will result from our business activities and results of exploration that we contemplate or have completed, such as increased revenues; and

     o statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

      You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions used in this prospectus.

      These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied in those statements. Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied. We caution you not to put undue reliance on these statements, which speak only as of the date of this prospectus. Further, the information contained in this prospectus, or incorporated herein by reference, is a statement of our present intention and is based on present facts and assumptions, and may change at any time.

                                  RISK FACTORS

      Investors should be aware that this offering involves certain risks, including those described below, which could adversely affect the value of our common stock. We do not make, nor have we authorized any other person to make, any representation about the future market value of our common stock. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in our securities.

WE MAY NEVER BE PROFITABLE. As of the date of this prospectus we were generating only limited revenue and we expect to incur losses during the foreseeable future. Unless and until we are profitable, we will need to raise enough capital to be able to fund the costs of our operations and our planned oil and gas exploration and development activities.

OUR FAILURE TO OBTAIN CAPITAL MAY SIGNIFICANTLY RESTRICT OUR PROPOSED OPERATIONS. We need additional capital to fund our operating losses and to expand our business. We do not know what the terms of any future capital raising may be but any future sale of our equity securities would dilute the ownership of existing stockholders and could be at prices substantially below the price investors paid for the shares of common stock sold in this offering. Our failure to obtain the capital which we require will result in the slower implementation of our business plan or our inability to implement our business plan. There can be no assurance that we will be able to obtain the capital which we will need.

      We will need to earn a profit or obtain additional financing until we are able to earn a profit. As a result of our short operating history it is difficult for potential investors to evaluate our business. There can be no assurance that we can implement our business plan, that we will be profitable, or that the securities which may be sold in this offering will have any value.

OIL AND GAS EXPLORATION IS NOT AN EXACT SCIENCE, AND INVOLVES A HIGH DEGREE OF RISK. The primary risk lies in the drilling of dry holes or drilling and completing wells which, though productive, do not produce gas and/or oil in sufficient amounts to return the amounts expended and produce a profit. Hazards, such as unusual or unexpected formation pressures, downhole fires, blowouts, loss of circulation of drilling fluids and other conditions are involved in drilling and completing oil and gas wells and, if such hazards are encountered, completion of any well may be substantially delayed or prevented. In addition, adverse weather conditions can hinder or delay operations, as can shortages of equipment and materials or unavailability of drilling, completion, and/or work-over rigs. Even though a well is completed and is found to be productive, water and/or other substances may be encountered in the well, which may impair or prevent production or marketing of oil or gas from the well.

      Exploratory drilling involves substantially greater economic risks than development drilling because the percentage of wells completed as producing wells is usually less than in development drilling. Exploratory drilling itself can be of varying degrees of risk and can generally be divided into higher risk attempts to discover a reservoir in a completely unproven area or relatively lower risk efforts in areas not too distant from existing reservoirs. While exploration adjacent to or near existing reservoirs may be more likely to result in the discovery of oil and gas than in completely unproven areas, exploratory efforts are nevertheless high risk activities.

      Although the completion of oil and gas wells is, to a certain extent, less risky than drilling for oil and gas, the process of completing an oil or gas well is nevertheless associated with considerable risk. In addition, even if a well is completed as a producer, the well for a variety of reasons may not produce sufficient oil or gas in order to repay our investment in the well.

THE ACQUISITION, EXPLORATION AND DEVELOPMENT OF OIL AND GAS PROPERTIES, AND THE PRODUCTION AND SALE OF OIL AND GAS ARE SUBJECT TO MANY FACTORS WHICH ARE OUTSIDE OUR CONTROL. These factors include, among others, general economic conditions, proximity to pipelines, oil import quotas, supply, demand, and price of other fuels and the regulation of production, refining, transportation, pricing, marketing and taxation by Federal, state, and local governmental authorities.

BUYERS OF OUR GAS, IF ANY, MAY REFUSE TO PURCHASE GAS FROM US IN THE EVENT OF OVERSUPPLY. If wells which we drill are productive of natural gas, the quantities of gas that we may be able to sell may be too small to pay for the expenses of operating the wells. In such a case, the wells would be "shut-in" until such time, if ever, that economic conditions permit the sale of gas in quantities which would be profitable.

INTERESTS THAT WE MAY ACQUIRE IN OIL AND GAS PROPERTIES MAY BE SUBJECT TO ROYALTY AND OVERRIDING ROYALTY INTERESTS, LIENS INCIDENT TO OPERATING AGREEMENTS, LIENS FOR CURRENT TAXES AND OTHER BURDENS AND ENCUMBRANCES,
EASEMENTS AND OTHER RESTRICTIONS, ANY OF WHICH MAY SUBJECT US TO FUTURE UNDETERMINED EXPENSES. We do not intend to purchase title insurance, title memos, or title certificates for any leasehold interests we will acquire. It is possible that at some point we will have to undertake title work involving substantial costs. In addition, it is possible that we may suffer title failures resulting in significant losses.

THE DRILLING OF OIL AND GAS WELLS INVOLVES HAZARDS SUCH AS BLOWOUTS, UNUSUAL OR UNEXPECTED FORMATIONS, PRESSURES OR OTHER CONDITIONS WHICH COULD RESULT IN
SUBSTANTIAL LOSSES OR LIABILITIES TO THIRD PARTIES. Although we intend to acquire adequate insurance, or to be named as an insured under coverage acquired by others (e.g., the driller or operator), we may not be insured against all such losses because insurance may not be available, premium costs may be deemed unduly high, or for other reasons. Accordingly, uninsured liabilities to third parties could result in the loss of our funds or property.

OUR OPERATIONS ARE DEPENDENT UPON THE CONTINUED SERVICES OF OUR OFFICERS. THE LOSS OF ANY OF THESE OFFICERS, WHETHER AS A RESULT OF DEATH, DISABILITY OR OTHERWISE, MAY HAVE A MATERIAL ADVERSE EFFECT UPON OUR BUSINESS.

OUR OPERATIONS WILL BE AFFECTED FROM TIME TO TIME AND IN VARYING DEGREES BY POLITICAL DEVELOPMENTS AND FEDERAL AND STATE LAWS AND REGULATIONS REGARDING THE DEVELOPMENT, PRODUCTION AND SALE OF CRUDE OIL AND NATURAL GAS. These regulations require permits for drilling of wells and also cover the spacing of wells, the prevention of waste, and other matters. Rates of production of oil and gas have for many years been subject to Federal and state conservation laws and regulations and the petroleum industry is subject to Federal tax laws. In addition, the production of oil or gas may be interrupted or terminated by governmental authorities due to ecological and other considerations. Compliance with these regulations may require a significant capital commitment by and expense to us and may delay or otherwise adversely affect our proposed operations.

      From time to time legislation has been proposed relating to various conservation and other measures designed to decrease dependence on foreign oil. No prediction can be made as to what additional legislation may be proposed or enacted. Oil and gas producers may face increasingly stringent regulation in the years ahead and a general hostility towards the oil and gas industry on the part of a portion of the public and of some public officials. Future regulation will probably be determined by a number of economic and political factors beyond our control or the oil and gas industry.

OUR ACTIVITIES WILL BE SUBJECT TO EXISTING FEDERAL AND STATE LAWS AND REGULATIONS GOVERNING ENVIRONMENTAL QUALITY AND POLLUTION CONTROL. Compliance with environmental requirements and reclamation laws imposed by Federal, state, and local governmental authorities may necessitate significant capital outlays and may materially affect our earnings. It is impossible to predict the impact of environmental legislation and regulations (including regulations restricting access and surface use) on our operations in the future although compliance may necessitate significant capital outlays, materially affect our earning power or cause material changes in our intended business. In addition, we may be exposed to potential liability for pollution and other damages.

Risk Factors Related to this Offering

AS OF THE DATE OF THIS PROSPECTUS THERE WAS ONLY A LIMITED PUBLIC MARKET FOR OUR COMMON STOCK. As a result, purchasers of the securities offered by this prospectus may be unable to sell their securities or recover any amounts which they paid for their securities.

DISCLOSURE REQUIREMENTS PERTAINING TO PENNY STOCKS MAY REDUCE THE LEVEL OF TRADING ACTIVITY IN OUR SECURITIES AND INVESTORS MAY FIND IT DIFFICULT TO SELL THEIR SHARES OR WARRANTS. Trades of our securities will be subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation.

                          MARKET FOR OUR COMMON STOCK.

      On February 27, 2008, our common stock began trading on the OTC Bulletin Board under the symbol "BRSH." Prior to that date there was no established trading market for our common stock.

       On September 22, 2008, a 10-for-1 reverse stock split, approved by our shareholders on September 8, 2008, became effective on the OTC Bulletin Board and our trading symbol was changed to "SYRG."

      Shown below is the range of high and low closing prices for our common stock for the periods indicated as reported by the FINRA. The market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. The market quotations for the quarters ended May 31, 2008 and August 31, 2008, have been adjusted to reflect the 10-for-1 reverse stock split referred to above.

         Quarter Ended            High           Low

        May 31, 2008              $5.00         $1.50
        August 31, 2008           $3.40         $2.50
        November 30, 2008         $4.75         $3.10
        February 28, 2009         $3.45         $1.25
        May 31, 2009              $1.80         $1.45
        August 31, 2009           $1.80         $1.10
        November 30, 2009         $1.47         $1.00
        February 28, 2010         $4.00         $1.35

      As of April 30, 2010, we had 11,998,000 outstanding shares of common stock and 130 shareholders of record.

      Holders of our common stock are entitled to receive dividends as may be declared by the Board of Directors. Our Board of Directors is not restricted from paying any dividends but is not obligated to declare a dividend. No cash dividends have ever been declared and it is not anticipated that cash dividends will ever be paid.

        Our Articles of Incorporation authorize our Board of Directors to issue up to 10,000,000 shares of preferred stock. The provisions in the Articles of Incorporation relating to the preferred stock allow our directors to issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if these transactions are not favored by our management.

      During the eight months ended August 31, 2008, we did not purchase any of our securities. During this same period no person affiliated with us purchased any of our securities on our behalf. On December 1, 2008, we purchased 1,000,000 shares of our common stock from the Synergy Energy Trust for $1,000, which was the same amount which we received when the shares were sold to the Trust. During the year ended August 31, 2009, and except for the one purchase mentioned in the preceding sentence, we did not purchase any of our securities and no person affiliated with us purchased any of our securities on our behalf.

                             COMPARATIVE SHARE DATA

      As of April 30, 2010, we had 11,998,000 outstanding shares of common stock and 130 shareholders.

      The following table lists additional shares of our common stock which may be issued as the result of the conversion of notes or exercise of outstanding options or warrants:

                                                           Number of     Note
                                                            Shares    Reference

   Shares issuable upon exercise of Series A Warrants
   that were sold to those persons owning shares of our
   common stock prior to the acquisition of Synergy        1,038,000      A

   Shares issuable upon exercise of Series A Warrants
   sold in prior private offering.                         2,060,000      B

   Shares issuable upon exercise of Series A and
  Series B Warrants sold in private offering               2,000,000      C

   Shares issuable upon exercise of
   Selling Agent Warrants.                                   126,932      C

   Shares issuable upon exercise of options held by
   our officers and an employee.                           4,100,000      D

   Shares issuable upon conversion of notes               11,250,000      E

   Shares issuable upon exercise of Series C Warrants      9,000,000      E

   Shares issuable upon exercise of  Series D Warrants  1,125,000         E

A. Each shareholder of record on the close of business on September 9, 2008, received one Series A warrant for each post-split share which they owned on that date. However, the warrants will not be issued until a registration statement covering the warrants, as well as the shares issuable upon the exercise of the warrants, is declared effective by the Securities and Exchange Commission. Each Series A Warrant entitles the holder to purchase one share of our common stock at a price of $6.00 per share.

B. Prior to our acquisition of predecessor Synergy, predecessor Synergy sold 2,060,000 Units to a group of private investors. Each Unit consisted of one share of predecessor Synergy's common stock and one Series A warrant. In connection with the acquisition of predecessor Synergy, these Series A warrants were exchanged for 2,060,000 of our Series A warrants. The Series A warrants are identical to the Series A warrants described in Note A above.

C. Between December 1, 2008 and June 30, 2009, we sold 1,000,000 Units at a price of $3.00 per Unit. Each Unit consisted of two shares of our common stock, one Series A Warrant and one Series B Warrant. Each Series A Warrant entitles the holder to purchase one share of our common stock at a price of $6.00 per share. Each Series B Warrant entitles the holder to purchase one share of our common stock at a price of $10.00 per share.

      In connection with this private offering we agreed to pay the selling agent for the offering a commission of 10% of the amount the selling agent raised in the offering. We also agreed to issue the selling agent one Warrant (the "Selling Agent Warrants") for each five Units sold by the selling agent. Each Selling Agent Warrant entitles the holder to purchase one Unit (which Unit was identical to the Units sold in the offering) at a price of $3.60 per Unit. The Selling Agent Warrants expire on the earlier of December 31, 2012 or twenty days following written notification from us that our common stock had a closing bid price at or above $7.00 per share for any ten of twenty consecutive trading days.

D. See the "Executive Compensation" section of this prospectus for information regarding shares issuable upon exercise of options held by our officers and an employee.

E. Between December 2009 and March 2010, we sold 180 Units to a group of private investors. The Units were sold at a price of $100,000 per Unit. Each Unit consisted of one Promissory Note in the principal amount of $100,000 and 50,000 Series C warrants. The Notes bear interest at 8% per year, payable quarterly, and mature on December 31, 2012. At the holder's option, the Notes, plus accrued interest, can be converted into shares of our common stock, initially at a conversion price of $1.60 per share. Each Series C warrant entitles the holder to purchase one share of our common stock at a price of $6.00 per share at any time on or before December 31, 2014.

     Shares issuable upon the conversion of notes does not include any shares which may be issued in payment of accrued interest, since we do not know which, if any, note holders will elect to receive shares of our common stock, instead of cash, in payment of interest.

      In connection with this private offering we paid the placement agent for the offering a commission of $977,100, a non-accountable expense allowance of $360,000 and issued the placement agent 1,125,000 Series D warrants.

       We may sell additional shares of our common stock, warrants, convertible notes or other securities to raise additional capital. We have not yet determined the amount of securities which we may sell, or the price at which the securities may be sold. We do not have any commitments or arrangements from any person to purchase any of our securities and there can be no assurance that we will be successful in selling any additional securities.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              AND PLAN OF OPERATION

      Our plan of operation is more fully disclosed in the "Business" section of this prospectus. Our future plans will be dependent upon the amount of capital we are able to raise.

       Contingent upon the amount of capital available, we plan to explore for oil and gas. We expect that most of our wells will be drilled in the Denver - Julesburg ("D-J") Basin in northeast Colorado.

      On September 10, 2008, we acquired approximately 89% of the outstanding shares of predecessor Synergy in exchange for 8,882,500 shares of our common stock and 1,042,500 Series A warrants. On December 19, 2008, we acquired the remaining shares of predecessor Synergy for 1,077,500 shares of our common stock and 1,017,500 Series A warrants.

       Although from a legal standpoint we acquired a controlling interest in predecessor Synergy on September 10, 2008, for financial reporting purposes the acquisition of predecessor Synergy constituted a recapitalization, and the acquisition was accounted for as a reverse merger whereby Synergy was deemed to have acquired the Company. As a result, all financial statements for periods after August 31, 2008, reflect the historical operations of predecessor Synergy for the period from predecessor Synergy's inception (December 28, 2007) through September 10, 2008, and our operations combined with those of predecessor Synergy after that date.

      Subsequent to the acquisition, we changed our name to Synergy Resources Corporation and we changed our fiscal year end from December 31 to August 31.

      As a result of the reverse merger and the change in our fiscal year end, any comparison of our operations for periods subsequent to the merger with our operations for any period previous to the merger are not meaningful.

      Included as part of this prospectus are our unaudited financial statements as of and for the interim period ended February 28, 2010, and our audited financial statements as of and for the year ended August 31, 2009, and for the period from inception (December 28, 2007) to August 31, 2008.

      The following discussion analyzes our financial condition at February 28, 2010, and summarizes the results of our operations for the year ended August 31, 2009, the period from inception (December 28, 2007) to August 31, 2008, and for the three and six months ended February 28, 2010. This discussion and analysis should be read in conjunction with our audited financial statements included with this prospectus.

RESULTS OF OPERATIONS

      For financial reporting purposes, our inception date was December 28, 2007, the day that Synergy was incorporated in the State of Colorado. Although we incorporated in 2007, we did not commence business activities until June 2008. We were in the early stages of implementing our business plan through August 31, 2009. For accounting purposes, we prepared our financial statements as an exploration stage company stage from inception to August 31, 2009.

      The factors that will most significantly affect our results of operations will be (i) the sale prices of crude oil and natural gas, (ii) the amount of production from oil or gas wells in which we have an interest, and (iii) and lease operating expenses. Our revenues will also be significantly impacted by our ability to maintain or increase oil or gas production through exploration and development activities.

      Other than the foregoing, we do not know of any trends, events or uncertainties that will have had or are reasonably expected to have a material impact on our sales, revenues or expenses.

THREE MONTHS ENDED FEBRUARY 28, 2010

      Oil and gas revenues and related expenses increased during the three months ended February 28, 2010. Our first wells began producing in February 2009. In addition to the first two wells, four wells were brought on-stream during the three months ended February 28, 2010.

      Oil and gas sales for the three months ended February 28, 2010, are summarized in the following table:

                                   Oil        Gas        Total
                                 -------     ------      -----
                                  (bbl)      (mcf)        (boe)

      Production volumes          2,857       19,474      6,103
      Revenues                 $198,392     $137,333   $335,725
      Average sales price      $  69.44     $   7.05   $  55.01

      General and administrative expenses decreased during the three-month period, primarily because of a decrease in stock based compensation. In connection with our acquisition of predecessor Synergy in September 2008, we issued options covering 4,000,000 shares of common stock to replace similar options that had previously been issued by predecessor Synergy. The pro-rata portion of the fair value of the options allocated to the three months ended February 28, 2009 was $3,427,849. During the three months ended February 28, 2010, we recognized a pro-rata portion ($6,188) of the fair value of 100,000 options which were issued in December 2008.

      Other expenses increased in 2010 as a result of the accretion of the debt discount and offering costs associated with the private sale of 180 units. In future periods, we expect to also report a change in the estimated fair value of the derivative conversion liability.

SIX MONTHS ENDED FEBRUARY 28, 2010

      Oil and gas revenues and related expenses increased during the six months ended February 28, 2010. Our first wells began producing in February 2009. In addition to the first two wells, four wells were brought on-stream during the six months ended February 28, 2010.

      Oil and gas sales for the six months ended February 28, 2010, are summarized in the following table:

                                   Oil        Gas        Total
                                 -------     ------      -----
                                  (bbl)      (mcf)        (boe)

      Production volumes          3,491     21,221       7,028
      Revenues                 $244,596   $143,915     $388,511
      Average sales price      $  70.06   $   6.78     $  55.28

      General and administrative expenses decreased during the current six-month period, primarily because of a decrease in stock based compensation. In connection with our acquisition of predecessor Synergy in September 2008, we issued options covering 4,000,000 shares of common stock to replace similar options that had previously been issued by predecessor Synergy. The pro-rata portion of the fair value of the options allocated to the six months ended February 28, 2009 was $6,852,604. During the six months ended February 28, 2010, we recognized a pro-rata portion ($10,829) of the fair value of 100,000 options which were issued in December 2008.

      Other expenses increased in 2010 as a result of the accretion of the debt discount and offering costs associated with the private sale of 180 units. In the future periods, we expect to also report a change in the estimated fair value of the derivative conversion liability.

YEAR ENDED AUGUST 31, 2009

      For the year ended August 31, 2009, we reported a net loss of $12,351,873, or $1.14 per share, on revenues of $94,121, compared to a net loss of $193,378, or $0.07 per share for the period ended August 31, 2008. We recently commenced active operations. We expect to report losses until such time, if ever, that we begin to generate significant revenue from oil and gas sales.

      For the year ended August 31, 2009, we recorded total oil and gas revenues of $94,121. Our first two wells were completed and placed into production during the year. Oil and gas sales are summarized in the following table:

                                      Oil         Gas        Total
                                      ---         ---        -----
                                     (bbl)       (mcf)       (boe)

            Production volumes       1,730       4,386       2,461

            Revenues               $78,872     $15,249     $94,121

            Average sales price    $ 45.59     $  3.48     $ 38.25

     Barrels of oil equivalent ("boe") are calculated using a conversion factor of 6 mcf to 1 bbl.

      We do not currently engage in any commodity hedging activities, although we may do so in the future.

      Operating expenses for the year ended August 31, 2009, were $12,462,847, most of which was share-based compensation ($10,296,521). Excluding share based compensation, operating expenses for the year were $2,166,326, consisting primarily of expenses related directly to the oil and gas properties, salaries and benefits, amounts paid under the administrative services arrangement with Petroleum Management LLC, consulting and professional fees. In addition, and as discussed below, $945,079 of impairment is included in operating expenses. These costs may increase in future periods as we implement our business plan and expand our business activities.

      Lease operating expenses were $11,572 for the year ended August 31, 2009. On a per unit basis, lease operating expenses were $4.70 per boe.

      Depreciation, depletion, and amortization for the year ended August 31, 2009, was $97,309. Our depletion rate for the period was 18.7%.

      We use the full cost accounting method, which requires recognition of an impairment when the total capitalized costs of oil and gas properties exceed the "ceiling" amount, as defined in the full cost accounting literature. During 2009, we recorded $945,079 of impairment because our capitalized costs subject to the ceiling test exceeded the estimated future net revenues from proved reserves discounted at 10% plus the lower of cost or market value of unevaluated properties. We perform the ceiling test each quarter and further impairments may be recognized in future periods.

      Operating expenses for the year ended August 31, 2009, include $10,296,521 of share-based compensation related to the issuance of stock options. When stock options are issued, we estimate their fair value using the Black-Scholes-Merton option-pricing model. The estimated fair value is recorded as an expense on a pro-rata basis over the vesting period. In connection with the merger, we agreed to issue options covering 4,000,000 shares to replace similar options that had previously been issued. We estimate that the fair value of the replacement options exceeded the fair value of the surrendered options by $10,185,345 and all of the options vested during the year ended August 31, 2009. Accordingly, the expense amount allocated to the year ended August 31, 2009 was the entire $10,296,521 and there is no remaining amount to be recognized in future periods. During the year ended August 31, 2009, we also recognized a pro-rata portion of the fair value of outstanding options which will vest over multiple reporting periods.

PERIOD FROM INCEPTION (DECEMBER 28, 2007) TO AUGUST 31, 2008

      For the period from inception (December 28, 2007) to August 31, 2008, we recorded a net loss of $193,378, or $0.07 per share. As discussed below, we recorded no revenues other than interest income for the period and operating expenses were incurred to develop our business plan.

      Although we incorporated on December 28, 2007, we were dormant until June 2008, when we commenced development of our business plan including activities which resulted in the transaction on September 10, 2008. Operating expenses for the period ended August 31, 2008, were $196,271, consisting primarily of salaries and benefits, amounts paid under an administrative services arrangement with an affiliate, Petroleum Management, LLC, professional fees and share-based compensation.

      On June 11, 2008, we entered into two-year employment agreements with our two executive officers. Pursuant to the terms of those agreements, the salaries of William E. Scaff, Jr. and Ed Holloway are each $12,500 per month.

      Petroleum Management, LLC ("PM") provides us with various administrative services. For the period ended August 31, 2008, we recorded expenses of $53,333 under the administrative services agreement.

      Operating expenses include $28,200 of share-based compensation related to the issuance of stock options. When stock options are issued, we estimate their fair value using the Black-Scholes-Merton option-pricing model. The estimated fair value is recorded as an expense on a pro-rata basis over the vesting period.

      During the period ended August 31, 2008, stock options were granted to purchase 4,000,000 shares of common stock. Effective June 11, 2008, options covering 2,000,000 shares were issued to our executive officers at an exercise price of $10.00 and a term of five years. These options became fully vested in June 2009. The fair value of these options was determined to be nil. Effective June 30, 2008, options covering an additional 2,000,000 shares were granted to our executive officers at an exercise price of $1.00 and a term of five years. These options became fully vested in June 2009. Based upon a fair value calculation, these options were determined to have a value of $127,000. Stock option compensation expense of $28,200 was recorded for the period ended August 31, 2008, based on an allocation of the fair value over the vesting period.

LIQUIDITY AND CAPITAL RESOURCES

      Our sources and (uses) of funds for the periods indicated are shown below:

                               Six Months                         Inception
                                 Ended         Year Ended      (Dec. 28, 2007)
                              Feb. 28, 2010   Aug. 31, 2009    to Aug. 31, 2008
                             -------------    -------------    ----------------

Cash used in operations       $  (283,107)     $ (493,454)        $(139,264)
Acquisition of oil and gas
  properties and equipment
  and drilling and completion
  costs                       (3,748,919)     (2,690,720)               --

Option on oil and gas
    properties                         --       (100,000)               --
Deposit                                          (85,000)               --
Sale of convertible notes,
  net of issuance costs        10,818,283
Bank loan (repayments)           (765,731)     1,161,811                --
Sale of common stock, net of
  offering costs                       --      2,766,694         2,431,605
Other                                              3,987                --

      Between December 1, 2008 and June 30, 2009, we sold 1,000,000 units to investors in a private offering at a price of $3.00 per unit. Each unit consisted of two shares of our common stock, one Series A warrant and one Series B warrant.

      In May 2009 we entered into a loan agreement with a commercial bank which allows us to borrow up to $1,161,811. The loan is collateralized primarily by pipe used to drill and complete oil and gas wells. The loan bears interest at the prime rate plus 1/2%, and requires monthly payments of principal and interest of $16,737.68. The loan was paid in full on April 20, 2010.

      Between December 2009 and March 2010 we sold 180 Units to a group of private investors. The Units were sold at a price of $100,000 per Unit. Each Unit consisted of one Promissory Note in the principal amount of $100,000 and 50,000 Series C warrants. The Notes bear interest at 8% per year, payable quarterly, and mature on December 31, 2012. At any time after May 31, 2010, the Notes can be converted into shares of our common stock, initially at a conversion price of $1.60 per share. Each Series C warrant entitles the holder to purchase one share of our common stock at a price of $6.00 per share at any time on or before December 31, 2014.

      See the section of this prospectus captioned "Comparative Share Data" for information concerning the terms of the Series A, B and C warrants.

      As of April 30, 2010, our operating expenses were approximately $95,000 per month which amount includes salaries and other corporate overhead. Our capital requirements for the next twelve months include participation in 35 gross wells (in which our interest will approximate 28 net wells) and various other projects for total costs of approximately $15,000,000 to $18,000,000. As our capital expenditure plans exceed our capital resources, we plan to seek additional funding. Our capital expenditure plans are subject to periodic revision based upon the availability of funds and expected return on investment.

      It is expected that our principal source of cash flow will be from the production and sale of crude oil and natural gas reserves which are depleting assets. Cash flow from the sale of oil and gas production depends upon the quantity of production and the price obtained for the production. An increase in prices will permit us to finance our operations to a greater extent with internally generated funds, may allow us to obtain equity financing more easily or on better terms, and lessens the difficulty of obtaining financing. However, price increases heighten the competition for oil and gas prospects, increase the costs of exploration and development, and, because of potential price declines, increase the risks associated with the purchase of producing properties during times that prices are at higher levels.

      A decline in oil and gas prices (i) will reduce our cash flow which in turn will reduce the funds available for exploring for and replacing oil and gas reserves, (ii) will increase the difficulty of obtaining equity and debt financing and worsen the terms on which such financing may be obtained, (iii) will reduce the number of oil and gas prospects which have reasonable economic terms, (iv) may cause us to permit leases to expire based upon the value of potential oil and gas reserves in relation to the costs of exploration, (v) may result in marginally productive oil and gas wells being abandoned as non-commercial, and (vi) may increase the difficulty of obtaining financing. However, price declines reduce the competition for oil and gas properties and correspondingly reduce the prices paid for leases and prospects.

      We plan to generate profits by drilling productive oil or gas wells. However, we will need to raise the funds required to drill new wells through the sale of its securities, from loans from third parties or from third parties willing to pay our share of drilling and completing the wells. We do not have any commitments or arrangements from any person to provide us with any additional capital. If additional financing is not available when needed, we may need to cease operations. We may not be successful in raising the capital needed to drill oil or gas wells. Any wells which may be drilled by us may not be productive of oil or gas.

CONTRACTUAL OBLIGATIONS

      The following table summarizes our contractual obligations as of April 30, 2010:
                                 Total        2010        2011         2012
                                 -----        ----        ----         ----

        Notes payable        $18,000,000        --          --     $18,000,000

OFF-BALANCE SHEET ARRANGEMENTS

      We do not have any off-balance sheet arrangements that have or are reasonable likely to have a current or future effect on our financial condition, changes in financial condition, results of operations, liquidity or capital resources

                                    BUSINESS

      We were incorporated in Colorado on May 11, 2005, under the name Blue Star Energy, Inc. In December 2007 we changed our name to Brishlin Resources, Inc. Prior to the acquisition of predecessor Synergy we were relatively inactive and our only material asset was one shut-in oil and gas well.

      On September 10, 2008, we acquired approximately 89% of the outstanding shares of predecessor Synergy in exchange for 8,882,500 shares of our common stock and 1,042,500 Series A warrants.

      On December 19, 2008, we acquired the remaining shares of predecessor Synergy for 1,077,500 shares of our common stock and 1,017,500 Series A warrants.

     In contemplation of the acquisition, our shareholders, at a special meeting held on September 8, 2008, approved a 10-for-1 reverse split of our common stock and approved a resolution to change our name to Synergy Resources Corporation. As a result of the reverse stock split, we had 1,038,000 outstanding shares of common stock at the time of the acquisition of predecessor Synergy.

      The reverse stock split and name change became effective on the OTC Bulletin Board on September 22, 2008. Subsequent to the acquisition, we changed our fiscal year end from December 31 to August 31.

      Each of our shareholders at the close of business on September 9, 2008, received one Series A warrant for each post-split share which they owned in the Company on that date. However, the warrants will not be issued until a registration statement covering the warrants, as well as the shares issuable upon the exercise of the warrants, had been declared effective by the Securities and Exchange Commission.

      Predecessor Synergy was incorporated in Colorado in December 2007. On the date we acquired predecessor Synergy, its only asset was approximately $2.2 million in cash that was raised from private investors.

     Although from a legal standpoint we acquired a controlling interest in predecessor Synergy on September 10, 2008, for financial reporting purposes the acquisition of predecessor Synergy constituted a recapitalization, and the acquisition was accounted for as a reverse merger whereby predecessor Synergy was deemed to have acquired the Company. As a result, all financial statements for periods after August 31, 2008, reflect the historical operations of predecessor Synergy for the period from predecessor Synergy's inception (December 28, 2007) through September 10, 2008, and our operations combined with those of predecessor Synergy after that date.

      Unless otherwise indicated all references to us include the operations of predecessor Synergy.

      Effective December 1, 2008, we purchased 1,000,000 shares of our common stock from one of the original predecessor Synergy shareholders for $1,000, which was the price at which the shares were sold to the shareholder.

      Between December 1, 2008 and June 30, 2009, we sold 1,000,000 units to investors in a private offering at a price of $3.00 per unit. Each unit consisted of two shares of our common stock, one Series A warrant and one Series B warrant.

      Between December 2009 and March 2010 we sold 180 Units to a group of private investors. The Units were sold at a price of $100,000 per Unit. Each Unit consisted of one Promissory Note in the principal amount of $100,000 and 50,000 Series C warrants. The Notes bear interest at 8% per year, payable quarterly, and mature on December 31, 2012. At any time after May 31, 2010, the

Notes can be converted into shares of our common stock, initially at a conversion price of $1.60 per share. Each Series C warrant entitles the holder to purchase one share of our common stock at a price of $6.00 per share at any time on or before December 31, 2014. In connection with the private offering, we paid the placement agent for the offering a commission of $977,100, a non-accountable expense allowance of $360,000 and issued the placement agent 1,125,000 Series D warrants.

      See the "Comparative Share Data" section of this prospectus for the terms of the Series A, B, C and D warrants.

       Contingent upon the amount of capital available, we plan to explore for oil and gas. We expect that most of our wells will be drilled in the Denver - Julesburg ("D-J") Basin in northeast Colorado.

      We plan to evaluate undeveloped oil and gas prospects and participate in drilling activities on those prospects, which, in the opinion of management, are favorable for the production of oil or gas. If, through our review, a geographical area indicates geological and economic potential, we will attempt to acquire leases or other interests in the area. We may then attempt to sell portions of our leasehold interests in a prospect to third parties, thus sharing the risks and rewards of the exploration and development of the prospect with the other owners. One or more wells may be drilled on a prospect, and if the results indicate the presence of sufficient oil and gas reserves, additional wells may be drilled on the prospect.

      We may also:

     o acquire a working interest in one or more prospects from others and participate with the other working interest owners in drilling, and if warranted, completing oil or gas wells on a prospect, or

     o    purchase producing oil or gas properties.

       Our activities will primarily be dependent upon available financing.

      We are an oil and gas operator in Colorado.

      Title to properties which may be acquired by us will be subject to royalty, overriding royalty, carried, net profits, working and other similar interests and contractual arrangements customary in the oil and gas industry, to liens for current taxes not yet due and to other encumbrances. As is customary in the industry, in the case of undeveloped properties little investigation of record title will be made at the time of acquisition (other than a preliminary review of local records). However, drilling title opinions may be obtained before commencement of drilling operations.

     Our two officers, Ed Holloway and William Scaff, Jr., are currently involved in oil and gas exploration and development. Mr. Holloway and Mr. Scaff, or their affiliates, may present us with opportunities to acquire leases or to participate in drilling oil or gas wells.

     Any transaction between us and Ed Holloway and William E. Scaff, Jr., or any of their affiliates (collectively the "Holloway/Scaff parties") must be approved by a majority of our disinterested directors. In the event the Holloway/Scaff parties are presented with or become aware of any potential transaction which they believe would be of interest to us, they are required to provide us with the right to participate in the transaction. The Holloway/Scaff parties are required to disclose any interest they have in the potential transaction as well as any interest they have in any property which could benefit from our participation in the transaction, such as by our drilling an exploratory well on a lease which is in proximity to leases in which the Holloway/Scaff parties have an interest. Without our consent, the Holloway/Scaff parties may participate up to 25% in a potential transaction on terms which are no different than those offered to us.

     We have a letter agreement with Petroleum Management, LLC, and Petroleum Exploration and Management, LLC, firms controlled by Ed Holloway and William E. Scaff, Jr., which provides us with the option to acquire working interests in oil and gas leases owned by these firms and covering lands on the Denver-Julesburg ("D-J") basin in northeast Colorado. The oil and gas leases cover 640 acres in Weld County, Colorado and, subject to certain conditions, will be transferred to us for payment of $1,000 per net mineral acre. The working interests in the leases we may acquire will vary, but the net revenue interest in the leases, if acquired, will not be less than 75%. Pursuant to this agreement, which has now expired, we acquired interests in three properties at a total cost of $360,000.

DRILLING ACTIVITIES, OIL AND GAS PROPERTIES, AND PROVEN RESERVES

       During the year ended December 31, 2007, and the eight-month transition period ended August 31, 2008, we did not:

     o    drill or participate in the drilling of any oil or gas wells, or
     o    produce or sell any oil or gas.

      During the year ended August 31, 2009, and the eight months ended April 30, 2010, we drilled or participated in the drilling of the following wells:

                                  Year Ended                Eight Months
                               August 31, 2009          Ended April 30, 2010
                               ---------------          --------------------
                              Gross        Net          Gross           Net
       Exploratory Wells:
         Productive:
          Oil                  --           --            --            --
          Gas                  --           --            --            --
       Nonproductive:          --           --
       Development Wells:

       Productive:
          Oil                   2         0.75            13         7.625
          Gas                  --           --            --            --
         Nonproductive         --           --            --            --

        Total Wells:
         Productive:
          Oil                   2         0.75            13         7.625
          Gas                  --           --            --            --
         Nonproductive         --           --            --            --

       As of April 30, 2010, nine wells were in various stages of completion.

       The following table shows, as of April 30, 2010, by state, our producing wells, Developed Acreage, and Undeveloped Acreage, excluding service (injection and disposal) wells:

                                        Developed          Undeveloped
      State       Productive Wells     Acreage (1)          Acreage (2)
      -----      -----------------   ---------------     -------------------
                 Gross        Net    Gross       Net     Gross           Net

     Colorado      13       7.625     360        225     10,221         8,130
     Nebraska                                             2,560         2,560
     Wyoming                                                160           160

(1)   Does not include 160 acres associated with a shut-in gas well.

(2) "Undeveloped Acreage" includes leasehold interests on which wells have not been drilled or completed to the point that would permit the production of commercial quantities of natural gas and oil regardless of whether the leasehold interest is classified as containing proved undeveloped reserves.

       The following table shows, as of April 30, 2010, the status of our gross acreage.

             State            Held by Production     Not Held by Production

             Colorado                  360                  10,221
             Nebraska                                        2,560
             Wyoming                                           160

      Acres Held By Production remain in force so long as oil or gas is produced from the well on the particular lease. Leased acres which are not Held By Production require annual rental payments to maintain the lease until the first to occur of the following: the expiration of the lease or the time oil or gas is produced from one or more wells drilled on the lease acreage. At the time oil or gas is produced from wells drilled on the leased acreage the lease is considered to be Held By Production.

      We do not own any overriding royalty interests.

      The following table shows our net production of oil and gas, average sales prices and average production costs for the period presented:

                                      Year Ended            Six Months Ended
                                    August 31, 2009         February 28, 2010
   Production -
      Oil (Bbls)                         1,730                    3,491
      Gas (Mcf)                          4,386                   21,221
   Average sales price -
      Oil (Bbls)                        $45.59                  $ 70.06
      Gas (Mcf)                         $ 3.48                  $  6.78
   Average production costs per
      barrel of oil equivalent (BOE)    $ 4.70                  $  7.83

      Production costs may vary substantially among wells depending on the methods of recovery employed and other factors, but generally include severance taxes, administrative overhead, maintenance and repair, labor and utilities.

      We are not obligated to provide a fixed and determined quantity of oil or gas in the future. During the last three fiscal years, we have not had, nor do we now have, any long-term supply or similar agreement with any government or governmental authority.

     Below are estimates of our net Proved Reserves and the present value of estimated future net revenues from such reserves based upon the standardized measure of discounted future net cash flows relating to proved oil and gas reserves in accordance with the provisions of Accounting Standards Codification Topic 932, "Disclosures about Oil and Gas Producing Activities". The standardized measure of discounted future net cash flows is determined by using estimated quantities of Proved Reserves and the periods in which they are expected to be developed and produced based on period-end economic conditions. The estimated future production is priced at period-end prices, except where fixed and determinable price escalations are provided by contract. The resulting estimated future cash inflows are then reduced by estimated future costs to develop and produce reserves based on period-end cost levels. No deduction has been made for depletion, depreciation or for indirect costs, such as general corporate overhead. Present values were computed by discounting future net revenues by 10% per year.

                                                          August 31, 2009
                                                     -------------------------
                                                     Oil (bbl)        Gas (mcf)

      Proved Reserves                                   6,430          25,680
      Estimated future net cash flows from proved
          oil and gas reserves                               $305,351
      Present value of future net cash flows from
          proved  oil and gas reserves                       $232,957


      Our Proved Reserves include only those amounts which we reasonably expect to recover in the future from known oil and gas reservoirs under existing economic and operating conditions, at current prices and costs, under existing regulatory practices and with existing technology. Accordingly, any changes in prices, operating and development costs, regulations, technology or other factors could significantly increase or decrease estimates of Proved Reserves.

      In general, the volume of production from our gas and oil properties declines as reserves are depleted. Except to the extent we acquire additional properties containing proved reserves or conducts successful exploration and development activities, or both, our proved reserves will decline as reserves are produced. Accordingly, volumes generated from our future activities are highly dependent upon the level of success in acquiring or finding additional reserves and the costs incurred in doing so.

GOVERNMENT REGULATION

      Various state and federal agencies regulate the production and sale of oil and natural gas. All states in which we plan to operate impose restrictions on the drilling, production, transportation and sale of oil and natural gas.

      The Federal Energy Regulatory Commission (the "FERC") regulates the interstate transportation and the sale in interstate commerce for resale of natural gas. The FERC's jurisdiction over interstate natural gas sales has been substantially modified by the Natural Gas Policy Act under which the FERC continued to regulate the maximum selling prices of certain categories of gas sold in "first sales" in interstate and intrastate commerce.

     FERC has pursued policy initiatives that have affected natural gas marketing. Most notable are (1) the large-scale divestiture of interstate pipeline-owned gas gathering facilities to affiliated or non-affiliated companies; (2) further development of rules governing the relationship of the pipelines with their marketing affiliates; (3) the publication of standards relating to the use of electronic bulletin boards and electronic data exchange by the pipelines to make available transportation information on a timely basis and to enable transactions to occur on a purely electronic basis; (4) further review of the role of the secondary market for released pipeline capacity and its relationship to open access service in the primary market; and (5) development of policy and promulgation of orders pertaining to its authorization of market-based rates (rather than traditional cost-of-service based rates) for transportation or transportation-related services upon the pipeline's demonstration of lack of market control in the relevant service market. We do not know what effect the FERC's other activities will have on the access to markets, the fostering of competition and the cost of doing business.

      Our sales of oil and natural gas liquids will not be regulated and will be at market prices. The price received from the sale of these products will be affected by the cost of transporting the products to market. Much of that transportation is through interstate common carrier pipelines.

      Federal, state, and local agencies have promulgated extensive rules and regulations applicable to our oil and natural gas exploration, production and related operations. Most states require permits for drilling operations, drilling bonds and the filing of reports concerning operations and impose other requirements relating to the exploration of oil and natural gas. Many states also have statutes or regulations addressing conservation matters including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells and the regulation of spacing, plugging and abandonment of such wells. The statutes and regulations of some states limit the rate at which oil and natural gas is produced from our properties. The federal and state regulatory burden on the oil and natural gas industry increases our cost of doing business and affects its profitability. Because these rules and regulations are amended or reinterpreted frequently, we are unable to predict the future cost or impact of complying with those laws.

COMPETITION AND MARKETING

      We will be faced with strong competition from many other companies and individuals engaged in the oil and gas business, many are very large, well established energy companies with substantial capabilities and established earnings records. We may be at a competitive disadvantage in acquiring oil and gas prospects since we must compete with these individuals and companies, many of which have greater financial resources and larger technical staffs. It is nearly impossible to estimate the number of competitors; however, it is known that there are a large number of companies and individuals in the oil and gas business.

      Exploration for and production of oil and gas are affected by the availability of pipe, casing and other tubular goods and certain other oil field equipment including drilling rigs and tools. We will depend upon independent drilling contractors to furnish rigs, equipment and tools to drill its wells. Higher prices for oil and gas may result in competition among operators for drilling equipment, tubular goods and drilling crews which may affect our ability expeditiously to drill, complete, recomplete and work-over wells.

     The market for oil and gas is dependent upon a number of factors beyond our control, which at times cannot be accurately predicted. These factors include the proximity of wells to, and the capacity of, natural gas pipelines, the extent of competitive domestic production and imports of oil and gas, the availability of other sources of energy, fluctuations in seasonal supply and demand, and governmental regulation. In addition, there is always the possibility that new legislation may be enacted, which would impose price controls or additional excise taxes upon crude oil or natural gas, or both.
Oversupplies of natural gas can be expected to recur from time to time and may result in the gas producing wells being shut-in. Imports of natural gas may adversely affect the market for domestic natural gas.

     The market price for crude oil is significantly affected by policies adopted by the member nations of Organization of Petroleum Exporting Countries ("OPEC"). Members of OPEC establish prices and production quotas among themselves for petroleum products from time to time with the intent of controlling the current global supply and consequently price levels. We are unable to predict the effect, if any, that OPEC or other countries will have on the amount of, or the prices received for, crude oil and natural gas.

     Gas prices, which were once effectively determined by government regulations, are now largely influenced by competition. Competitors in this market include producers, gas pipelines and their affiliated marketing companies, independent marketers, and providers of alternate energy supplies, such as residual fuel oil. Changes in government regulations relating to the production, transportation and marketing of natural gas have also resulted in significant changes in the historical marketing patterns of the industry. Generally, these changes have resulted in the abandonment by many pipelines of long-term contracts for the purchase of natural gas, the development by gas producers of their own marketing programs to take advantage of new regulations requiring pipelines to transport gas for regulated fees, and an increasing tendency to rely on short-term contracts priced at spot market prices.

General

      Our offices are located at 20203 Highway 60, Platteville, CO 80651. The Platteville office telephone number is (970) 737-1073 and its fax number is
(970) 737-1045. We also maintain an office at 1200 17th Street, Suite 570, Denver, CO 80202. Our telephone number at the Denver office is (303) 623-3966 and our fax number at this location is (303) 534-0151.

      The Platteville office and equipment yard is provided to us pursuant to an Administrative Services Agreement with Petroleum Management, LLC, a firm controlled by our two officers. For more information concerning this rental arrangement see Item 13 of this report.

      As of April 30, 2010, our only employees were our two officers, a landman and an accountant.

                                   MANAGEMENT

      Our officers and directors are listed below. Our directors are generally elected at our annual shareholders' meeting and hold office until the next annual shareholders' meeting or until their successors are elected and qualified. Our executive officers are elected by our directors and serve at their discretion.

Name                    Age  Position

Edward Holloway         58   President, Chief Executive Officer and a Director
William E. Scaff, Jr.   53   Vice President, Secretary, Treasurer and a Director
Frank L. Jennings       59   Principal Financial and Accounting Officer
Benjamin J. Barton      45   Director
Rick A. Wilber          61   Director
Raymond E. McElhaney    53   Director
Bill M. Conrad          53   Director
R.W. Noffsinger, III    35   Director

       The principal occupations of our officers and directors during the past several years are as follows:

Edward Holloway - Mr. Holloway has been an officer and director since September 2008. Mr. Holloway has been an officer and director of Synergy since June 2008. Mr. Holloway co-founded Cache Exploration Inc., an oil and gas exploration and development company that drilled over 350 wells. In 1987 Mr. Holloway sold the assets of Cache Exploraton to LYCO Energy Corporation. He rebuilt Cache Exploration and sold the entire company to Southwest Energy a decade later. In 1997 Mr. Holloway co-founded, and since that date has co-managed, Petroleum Management, LLC, a company engaged in the exploration, operations, production and distribution of oil and natural gas. In 2001 Mr. Holloway co-founded, and since that date has co-managed, Petroleum Exploration and Management, LLC, a company engaged in the acquisition of oil and gas leases and the production and sale of oil and natural gas. Mr. Holloway holds a degree in Business Finance from the University of Northern Colorado and is a past president of the Colorado Oil & Gas Association.

William E. Scaff, Jr. - Mr. Scaff has been an officer and director since September 2008. Mr. Scaff has been an officer and director of Synergy since June

2008. Between 1980 and 1990 Mr. Scaff oversaw financial and credit transactions for Dresser Industries, a Fortune 50 oilfield equipment company. Immediately after serving as a regional manager with TOTAL Petroleum between 1990 and 1997, Mr. Scaff co-founded, and since that date co-managed, Petroleum Management, LLC, a company engaged in the exploration, operations, production and distribution of oil and natural gas. In 2001 Mr. Scaff co-founded, and since that date has co-managed, Petroleum Exploration and Management, LLC, a company engaged in the acquisition of oil and gas leases and the production and sale of oil and natural gas. Mr. Scaff holds a degree in Finance from the University of Colorado.

Frank L. Jennings - Mr. Jennings has been our Principal Financial and Accounting Officer since June 2007. Since 2001 Mr. Jennings has been an independent consultant providing managing and financial services, primarily to smaller public companies. From 2000 to 2005, he served as the Chief Financial Officer and a director of Global Casinos, Inc., a publicly traded corporation, and from 2001 to 2005, he served as Chief Financial Officer and a director of OnSource Corporation, now known as Ceragenix Pharmaceuticals, Inc., also a publicly traded corporation.

Benjamin J. Barton - Mr. Barton has been one of our directors since September 2008. Mr. Barton has been a director of Synergy since June 2008. Between 2003 and 2005 Mr. Barton was a private wealth manager with Merrill Lynch. Since 1986 Mr. Barton has been active in all aspects of venture capital and public stock offerings. Since 2005 Mr. Barton has been the Managing Director of Strategic Capital Partners, LLC, a private investment company specializing in energy companies. Prior to earning an MBA in Finance from UCLA, Mr. Barton received his Bachelor of Science degree in Political Science from Arizona State University.

Rick A. Wilber - Mr. Wilber has been one of our directors since September 2008. Since 1984 Mr. Wilber has been a private investor in, and a consultant to, numerous development stage companies. In 1974 Mr. Wilber was co-founder of Champs Sporting Goods, a retail sporting goods chain, and served as its President from 1974-1984. He has been a Director of Ultimate Software Group Inc. since October 2002 and serves as a member of its audit and compensation committees. Mr. Wilber was a director of Ultimate Software Group between October 1997 and May 2000. He served as a director of Royce Laboratories, Inc., a pharmaceutical concern, from 1990 until it was sold to Watson Pharmaceuticals, Inc. in April 1997 and was a member of its compensation committee.

Raymond E. McElhaney - Mr. McElhaney has been one of our directors since May 2005, and prior to the acquisition of Synergy was our President and Chief Executive Officer. Mr. McElhaney began his career in the oil and gas industry in 1983 as founder and President of Spartan Petroleum and Exploration, Inc. Mr. McElhaney also served as a chairman and secretary of Wyoming Oil & Minerals, Inc., a publicly traded corporation, from February 2002 until 2005. From 2000 to 2003 he served as vice president and secretary of New Frontier Energy, Inc., a publicly traded corporation. McElhaney is a co-founder of MCM Capital Management Inc., a privately held financial management and consulting company formed in 1990, and has served as its president of that company since inception.

Bill M. Conrad - Mr. Conrad has been one of our directors since May 2005, and prior to the acquisition of Synergy was our Vice President and Secretary. Mr. Conrad has been involved in several aspects of the oil & gas industry over the past 20 years. From February 2002 until June 2005, Mr. Conrad served as president and a director of Wyoming Oil & Minerals, Inc., and from 2000 until

April 2003, he served as vice president and a director of New Frontier Energy, Inc. Since June 2006, Mr. Conrad has served as a director of Gold Resource Corporation, a publicly traded corporation engaged in the mining industry. In 1990, Mr. Conrad co-founded MCM Capital Management Inc. and has served as its vice president since that time.

R.W. "Bud" Noffsinger, III - Mr. Noffsinger was appointed as one of our directors in September 2009. Mr. Noffsinger has been the President/ CEO of RWN3 LLC, a company involved with investment securities, since February 2009. Previously, Mr. Noffsinger was the President (2005 to 2009) and Chief Credit Officer (2008 to 2009) of First Western Trust Bank in Fort Collins, Colorado. Prior to his association with First Western, Mr. Noffsinger was a manager with Centennial Bank of the West (now Guaranty Bank and Trust). Mr. Noffsinger's focus at Centennial was client development and lending in the areas of commercial real estate, agriculture and natural resources. Mr. Noffsinger is a graduate of the University of Wyoming and holds a Bachelor of Science degree in Economics with an emphasis on natural resources and environmental economics.

      With the exception of Edward Holloway and William E. Scaff, Jr., all of our directors are independent as that term is defined Section 803.A of the NYSE Amex.

      Mr. McElhaney, Mr. Conrad and Mr. Noffsinger are the members of our audit committee. Mr. Noffsinger is the audit committee's financial expert.

      We do not have a compensation committee.

      We have adopted a Code of Ethics applicable to our senior executive and financial officers.

Executive Compensation

      The following table shows the compensation paid or accrued to our Principal Executive and Financial officers during the year ended August 31, 2009, and the years ended December 31, 2008 and 2007. During the periods shown two of our officers received compensation in excess of $100,000.


                                                  Stock    Option    All Other
Name and Principal               Salary    Bonus  Awards   Awards   Compensation
    Position             Period    (1)      (2)    (3)      (4)          (5)         Total
------------------       ------   ------   -----  ------   ------   ------------     -----

Ed Holloway,              2009  $150,000     --      --  $5,092,672          --    $5,242,672
  Principal Executive
  Officer (6)

William E. Scaff, Jr.     2009  $150,000     --      --  $5,092,672          --    $5,242,672
  Vice President,
  Secretary and
  Treasurer

Frank L. Jennings,        2009        --     --      --          --     $ 63,716     $63,716
Principal Financial       2008        --     --      --          --     $  6,778     $ 6,778
Officer                   2007        --     --      --          --     $  9,900     $ 9,900


(1)  The dollar value of base salary (cash and non-cash) earned.

(2)  The dollar  value of bonus (cash and non-cash) earned.

(3) The fair value of stock issued for services computed in accordance with ASC 718 on the date of grant.

(4) The fair value of options granted computed in accordance with ASC 718 on the date of grant.

(5) All other compensation received that we could not properly report in any other column of the table.

(6) Mr. Holloway and Mr. Scaff became officers in September 2008. Mr. McElhaney resigned as our Principal Executive Officer in September 2008. Mr. McElhaney remains as one of our directors.

      The compensation to be paid to our two executive officers is based upon their employment agreements, which are described below. All material elements of the compensation paid to these officers is discussed below.

      We have employee agreements with Ed Holloway and William E. Scaff Jr. Each employment agreement provides that the employee will be paid a monthly salary of $12,500 and requires the employee to devote approximately 80% of his time to our business. The employment agreements expire on June 11, 2010, but may be terminated sooner by us as a result of the employee's disability or for cause. For purposes of the employment agreements, "cause" is defined as:

       (i) the conviction of the employee of any crime or offense involving, or of fraud or moral turpitude, which significantly harms us;
       (ii) the refusal of the employee to follow the lawful directions of our Board of Directors;
       (iii) the employee's negligence which shows a reckless or willful disregard for reasonable business practices and significantly harms us; or
       (iv)   a breach of the employment agreement by the employee.

      We had a consulting agreement with Ray McElhaney and Bill Conrad which provided that Mr. McElhaney and Mr. Conrad would render, on a part-time basis, consulting services pertaining to corporate acquisitions and development. For these services, Mr. McElhaney and Mr. Conrad were paid a monthly consulting fee of $5,000. The consulting agreement expired on September 15, 2009.

      Long-Term Incentive Plans. We do not provide our officers or employees with pension, stock appreciation rights, long-term incentive or other plans and have no intention of implementing any of these plans for the foreseeable future.

      Employee Pension, Profit Sharing or other Retirement Plans. We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

      Compensation of Directors. We did not compensate any person for acting as a director during the year ended August 31, 2009.

Stock Option and Bonus Plan

   We have a stock option and stock bonus plan. A summary description of the plan follows.

     Non-Qualified Stock Option Plan. Our Non-Qualified Stock Option Plan authorizes the issuance of shares of our common stock to persons that exercise options granted pursuant to the Plan. Our employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with promoting our stock or the sale of securities in a capital-raising transaction. The option exercise price is determined by our directors.

      Stock Bonus Plan. Our Stock Bonus Plan allows for the issuance of shares of common stock to our employees, directors, officers, consultants and advisors. However, bona fide services must be rendered by the consultants or advisors and such services must not be in connection with promoting our stock or the sale of securities in a capital-raising transaction.

      Summary. The following is a summary of options granted or shares issued pursuant to the Plans as of April 30, 2010. Each option represents the right to purchase one share of our common stock.

                         Total
                         Shares     Reserved for    Shares         Remaining
                        Reserved    Outstanding    Issued as    Options/Shares
Name of Plan           Under Plans    Options     Stock Bonus     Under Plans
------------           -----------  ------------  ----------    ---------------

Non-Qualified Stock
   Option Plan          2,000,000      100,000        N/A          1,900,000
Stock Bonus Plan          500,000          N/A         --            500,000

Options
-------

      In connection with the acquisition of predecessor Synergy, we issued options to the persons shown below in exchange for options previously issued by predecessor Synergy. The terms of the options we issued are identical to the terms of the Synergy options. The options were not granted pursuant to our Non-Qualified Stock Option Plan. As of April 30, 2010 none of these options have been exercised.

                                     Shares Issuable
                            Grant    Upon  Exercise      Exercise    Expiration
Name                        Date       of Options         Price          Date
----                       -------   ----------------    --------    ----------

Ed Holloway (1)            9-10-08       1,000,000       $  1.00      6-11-13
William E. Scaff, Jr. (2)  9-10-08       1,000,000       $  1.00      6-11-13
Ed Holloway (1)            9-10-08       1,000,000        $10.00      6-11-13
William E. Scaff, Jr. (2)  9-10-08       1,000,000        $10.00      6-11-13

(1) Options are held of record by a limited liability company controlled by Mr. Holloway.

(2) Options are held of record by a limited liability company controlled by Mr. Scaff.

      The following table shows information concerning our outstanding options as of April 30, 2010.

                         Shares underlying
                         unexercised Option
                              which are:              Exercise      Expiration
Name                    Exercisable   Unexercisable     Price          Date
----                    -----------   -------------   --------      ----------

Ed Holloway             1,000,000            --        $ 1.00        6-11-13
William E. Scaff, Jr.   1,000,000            --        $ 1.00        6-11-13
Ed Holloway             1,000,000            --        $10.00        6-11-13
William E. Scaff, Jr.   1,000,000            --        $10.00        6-11-13
Employee                   10,000        90,000 (1)    $ 3.00       12-31-18

(1) Options were issued pursuant to Non-Qualified Stock Option Plan in December 2008.

      The following table shows the weighted average exercise price of the outstanding options granted pursuant to our Non-Qualified Stock Option Plan as of August 31, 2009. Our Non-Qualified Stock Option Plan has not been approved by our shareholders.

                                                         Number of Securities
                            Number                        Remaining Available
                         of Securities                    For Future Issuance
                         to be Issued   Weighted-Average      Under Equity
                        Upon Exercise  Exercise Price of   Compensation Plans,
                        of Outstanding  of Outstanding    Excluding Securities
Plan category            Options (a)       Options       Reflected in Column (a)
-------------------------------------------------------------------------------

Non-Qualified Stock
   Option Plan              100,000          $3.00            1,900,000


Transactions with Related Parties

      Prior to our acquisition of predecessor Synergy, predecessor Synergy made the following sales of its securities:

                                               Series A
      Name                      Shares         Warrants         Consideration

   Ed Holloway (1)            2,070,000                            $2,070
   William E. Scaff, Jr. (1)  2,070,000                            $2,070
   Benjamin Barton (1)          600,000                            $  600
   John Staiano (1)             600,000                            $  600
   Synergy Energy Trust       1,900,000 (2)                        $1,900
   Third Parties                660,000                            $  660
   Private Investors          1,000,000        1,000,000      $1.00 per Unit (3)
   Private Investors          1,060,000        1,060,000      $1.50 per Unit (3)
                              ---------       ----------
                              9,960,000        2,060,000
                              =========        =========

(1)  Shares are held of record by entities controlled by this person.

(2) In December 2008 we repurchased 1,000,000 shares from the Synergy Energy Trust.

(3) Shares and warrants were sold as units, with each unit consisting of one share of our common stock and one Series A Warrant.

      In connection with our acquisition of predecessor Synergy, the 9,960,000 shares of predecessor Synergy, plus the 2,060,000 Series A warrants, were exchanged for 9,960,000 shares of our common stock, plus 2,060,000 Series A warrants.

      In contemplation of the acquisition of predecessor Synergy, our directors declared a dividend of Series A warrants. The dividend provided that each person owning our shares at the close of business on September 9, 2008, will receive one Series A warrant for each post-split share which they owned on that date. Mr. McElhaney and Mr. Conrad, due to their ownership of our common stock on September 9, 2008, will receive 271,000 and 247,000 Series A warrants, respectively.

                             PRINCIPAL SHAREHOLDERS

      The following table shows, as of April 30, 2010, information with respect to those persons owning beneficially 5% or more of our common stock and the number and percentage of outstanding shares owned by each of our directors and officers and by all officers and directors as a group. Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock.

                                                     Number          Percent
       Name                                        of Shares (1)     of Class
       -----                                       -------------     --------

       Ed Holloway                                 4,070,000 (2)      33.9%
       William E. Scaff, Jr.                       4,070,000 (3)      33.9%
       Frank L. Jennings                               4,000            Nil
       Benjamin Barton                               600,000 (4)       5.0%
       Rick A. Wilber                                376,429           3.1%
       Raymond E. McElhaney                          212,000           1.8%
       Bill M. Conrad                                227,000           1.9%
       R.W. Noffsinger, III                          250,000           2.1%
       John Staiano                                  600,000 (5)       5.0%
       Steven Meyer                                  672,666           5.6%
       John Barton                                   600,000           5.0%
       All officers and directors
       as a group (8 persons).                     9,809,429          81.8%

(1) Share ownership includes shares issuable upon the exercise of options held by the persons listed below.

                             Share Issuable      Option
                             Upon Exercise      Exercise       Expiration
     Name                       of Options        Price            Date
     ----                    -----------------  ----------    ----------

     Ed Holloway                1,000,000         $1.00          6-11-13
     Ed Hollway                 1,000,000        $10.00          6-11-13
     William E. Scaff, Jr.      1,000,000         $1.00          6-11-13
     William E. Scaff, Jr.      1,000,000        $10.00          6-11-13

(2) Shares are held of record by various trusts and limited liability companies controlled by Mr. Holloway.

(3) Shares are held of record by various trusts and limited liability companies controlled by Mr. Scaff.

(4)  Shares are held of record by a partnership controlled by Mr. Barton.

(5) Shares are held of record by a trust and a limited liability company controlled by Mr. Staiano.


                              SELLING SHAREHOLDERS

     Between December 2009 and March 2010, we sold 180 Units to a group of private investors. The Units were sold at a price of $100,000 per Unit. Each Unit consisted of one Promissory Note in the principal amount of $100,000 and 50,000 Series C warrants. At any time after May 31, 2010, the Notes, plus accrued interest, can be converted into shares of our common stock, initially at a conversion price of $1.60 per share. Each Series C warrant entitles the holder to purchase one share of our common stock at a price of $6.00 per share at any time on or before December 31, 2014.

      In connection with our private offering we paid the placement agent for the offering a commission of $977,100 plus a non-accountable expense allowance of $360,000. We also issued to the placement agent 1,125,000 Series D warrants. Each Series D warrant entitles the holder to purchase one share of our common stock at a price of $1.60 per share at any time on or before December 31, 2014.

      The persons listed in the following table, referred to as the "selling shareholders", plan to offer the shares issuable upon the conversion of the notes and or the exercise of the Series C warrants, shown opposite their respective names, by means of this prospectus.

      We will not receive any proceeds from the sale of the securities by the selling shareholders. We will pay all costs of registering the securities offered by the selling shareholders. The selling shareholders will pay all sales commissions and other costs of the sale of the securities offered by them.

                                                     Shares
                                          Shares    Issuable
                                         Issuable     Upon         Share
                                           Upon      Exercise      Shares To      Ownership
       Name of                  Shares  Conversion  of Series    Be Sold In        After
Selling Shareholder             Owned    of Notes   C Warrants  This Offering     Offering
-------------------             -----   ----------  ----------  -------------    ---------
Accredited Members, Inc.           --      15,625     12,500        28,125           --
Stephen F. Albert                  --      15,625     12,500        28,125           --
James D. Allard                    --      62,500     50,000       112,500           --
Anchor Ventures, LLC               --      93,750     75,000       168,750           --
Jason Anderson                     --      31,250     25,000        56,250           --
John David Anderson                --      31,250     25,000        56,250           --
Robert Anderson                    --      31,250     25,000        56,250           --
Les D. Armstrong                   --      31,250     25,000        56,250           --
Ronald Armstrong                   --      68,750     55,000       123,750           --
Ronald L. Blach                    --      62,500     50,000       112,500           --
Michael S. Barish                  --     125,000    100,000       225,000           --
Margaret Bathgate                  --      31,250     25,000        56,250           --
Steven M. Bathgate IRA,
  Delaware Charter Guarantee
  & Trust Co. as custodian         --      68,750     55,000       123,750           --
Larry Baucke & Laurie Baucke       --     250,000    200,000       450,000           --
William C. Bensler                 --      62,500     50,000       112,500           --
Larry E. & Terryl A. Benson        --      20,000     16,000        36,000           --
Ruth Bluhm and Gary Bluhm          --      15,625     12,500        28,125           --
Gary and Theresa Boening           --      62,500     50,000       112,500           --
Alvin R. Bonnette, Trustee         --     125,000    100,000       225,000           --
Gary A. and Linda J. Brauns        --      46,875     37,500        84,375           --
Joseph P. Brophy                   --     125,000    100,000       225,000           --
Brothers LLC                       --      62,500     50,000       112,500           --
William J. Burcham, IRA, Delaware
  Charter Guarantee & Trust as
  custodian                        --      31,250     25,000        56,250           --
The Burns Partnership, LLC         --     250,000    200,000       450,000           --
Busha Investments LLC              --     125,000    100,000       225,000           --
Butera Family Trust                --      62,500     50,000       112,500           --
Butera Family Trust                --      31,250     25,000        56,250           --
C & R Industries Inc.              --      31,250     25,000        56,250           --
Rodney D. Cerny IRA, Delaware
  Charter Guarantee & Trust Co.
  as custodian                     --      31,250     25,000        56,250           --
Lawrence Chimerine IRA, CGMI as
  custodian                        --      15,625     12,500        28,125           --
Michael and Teri Cox-Baldwin
   2003 Family Trust               --      62,500     50,000       112,500           --
John E. & Patricia E. Crowley      --      31,250     25,000        56,250           --
Charles Curtis                     --      62,500     50,000       112,500           --
D&P Kelsall Family LLLP            --      31,250     25,000        56,250           --
Leslie W. David Trust              --      62,500     50,000       112,500           --
Glen S. Davis                      --      15,625     12,500        28,125           --
Diamond S DGT Trust                --     125,000    100,000       225,000           --
Michael E. Donnelly                --       6,360      5,087        11,447           --
Duncan Family Trust 1997           --     125,000    100,000       225,000           --

                                                     Shares
                                          Shares    Issuable
                                         Issuable     Upon         Share
                                           Upon      Exercise      Shares To      Ownership
       Name of                  Shares  Conversion  of Series    Be Sold In        After
Selling Shareholder             Owned    of Notes   C Warrants  This Offering     Offering
-------------------             -----   ----------  ----------  -------------    ---------

William Max Duncan &
   Kathleen Ann Duncan             --     250,000    200,000        450,000           --
James B. Edson                     --      62,500     50,000        112,500           --
Betty B. Fisher and
   William R. Fisher               --      62,500     50,000        112,500           --
Robert B. Fisher Revocable Trust   --     312,500    250,000        562,500           --
Elaine Foe                         --      62,500     50,000        112,500           --
Eric Gagne                         --      62,500     50,000        112,500           --
Johnny Galbraith                   --      62,500     50,000        112,500           --
Roland & Cynthia Gentner           --      62,500     50,000        112,500           --
John D. Gibbs                      --     156,250    125,000        281,250           --
Kim J. Gloystein IRA, Delaware
 Charter Guarantee & Trust Co.
 as custodian                      --      12,500     10,000         22,500           --
GrassRoutes                        --      62,500     50,000        112,500           --
Cynthia & Rose Greenfield          --      12,500     10,000         22,500           --
Zenas N. Gurley                    --      31,250     25,000         56,250           --
Zenas N. Gurley IRA, Southwest
  Securities Inc., as custodian    --      31,250     25,000         56,250           --
Michele Hannan                     --      62,500     50,000        112,500           --
Dennie C. Harms                    --      31,250     25,000         56,250           --
Geraldine Haukos                   --      93,750     75,000        168,750           --
Jan Haukos                         --      62,500     50,000        112,500           --
Kim Haukos                         --      62,500     50,000        112,500           --
Jack P. Herick                     --      12,500     10,000         22,500           --
Debra Herman                       --     125,000    100,000        225,000           --
Herman Enterprises, LLC            --     187,500    150,000        337,500           --
Robyne L. Huebner &
   James W. Huebner                --       6,250      5,000         11,250           --
Wayne Huepenbecker                 --      62,500     50,000        112,500           --
William & Cheryl Hughes
   Family Trust                    --     125,000    100,000        225,000           --
Iiams Family Trust                 --      17,187     13,750         30,937           --
Judith C. Jacobsen Trust           --      62,500     50,000        112,500           --
John P. Jenkins IRA, Delaware
  Charter Guarantee & Trust Co.    --      15,625     12,500         28,125           --
Greg A. Jones                      --      62,500     50,000        112,500           --
Jung Capital Partners LLLP         --      62,500     50,000        112,500           --
Grace Kenkel Revocable Trust       --      31,250     25,000         56,250           --
Stephanie L. Kenkel &
   David A. Kenkel                 --      31,250     25,000         56,250           --
The Kleemann Family 2004
   Revocable Trust                 --      62,500     50,000        112,500           --
Bruce Kramer                       --      31,250     25,000        56,250            --

                                                     Shares
                                          Shares    Issuable
                                         Issuable     Upon         Share
                                           Upon      Exercise      Shares To      Ownership
       Name of                  Shares  Conversion  of Series    Be Sold In        After
Selling Shareholder             Owned    of Notes   C Warrants  This Offering     Offering
-------------------             -----   ----------  ----------  -------------    ---------

Kimberly Krause IRA, Sterling
   Trust as custodian              --      31,140     24,913        56,053           --
Jon B. Kruljac & Teri E. Kruljac   --      31,250     25,000        56,250           --
Alan Kurus, IRA, Delaware Charter
  Guarantee & Trust as custodian   --      62,500     50,000       112,500           --
Gayle M. Laufer Revocable Trust    --      31,250     25,000        56,250           --
Wayne L. Laufer Revocable Trust    --     312,500    250,000       562,500           --
Lazarus Investment Partners LLLP   --     625,000    500,000     1,125,000           --
Brian Lewand                       --      62,500     50,000       112,500           --
Christopher R. Lewand              --      62,500     50,000       112,500           --
Paul W. Lewis                      --      62,500     50,000       112,500           --
Robert M. Liess                    --      31,250     25,000        56,250           --
Lighthouse Capital LTD             --      64,688     51,750       116,438           --
Lucas Family Trust                 --      43,750     35,000        78,750           --
Kent J. Lund IRA, Delaware
 Charter Guarantee & Trust Co.
 as custodian                      --      12,500     10,000        22,500           --
M&L Cattle Co.                     --     125,000    100,000       225,000           --
M & T Farms LLC                    --      62,500     50,000       112,500           --
Ronald & Patricia Mack             --      15,000     12,000        27,000           --
James A. Maisano                   --      31,250     25,000        56,250           --
Mario Mapelli                      --      62,500     50,000       112,500           --
Richard Martin                     --      31,250     25,000        56,250           --
John Marx                          --      15,625     12,500        28,125           --
Eugene C. McColley IRA, Delaware
 Charter Guarantee & Trust Co.
 as custodian                      --      20,000     16,000        36,000           --
Robert F. McCullough Jr.           --      93,750     75,000       168,750           --
Jerry McPherson                    --      62,500     50,000       112,500           --
Lelya J. Menscher                  --      31,250     25,000        56,250           --
Wilbert L. Miles                   --      15,625     12,500        28,125           --
Robert N. Miller                   --      18,750     15,000        33,750           --
Peter J. Mindock                   --     125,000    100,000       225,000           --
H. Steven Mishket                  --      12,500     10,000        22,500           --
MJ Energy, LLC                     --      62,500     50,000       112,500           --
Paul Montanarella                  --      27,500     22,000        49,500           --
Paul Montanarella IRA, Sterling
   Trust as custodian              --      13,750     11,000        24,750           --
William D. Moreland                --     400,000    320,000       720,000           --
David R. Morgan                    --      31,250     25,000        56,250           --
Mundon Anticline Investment, LLC   --      62,500     50,000       112,500           --
Joseph W. Newton                   --     125,000    100,000       225,000           --
Bernard Orsi and Sandra Orsi       --      62,500     50,000       112,500           --
Mary Jane Peck IRA, Delaware
 Charter Guarantee & Trust
 as custodian                      --      62,500     50,000       112,500           --


                                                     Shares
                                          Shares    Issuable
                                         Issuable     Upon         Share
                                           Upon      Exercise      Shares To      Ownership
       Name of                  Shares  Conversion  of Series    Be Sold In        After
Selling Shareholder             Owned    of Notes   C Warrants  This Offering     Offering
-------------------             -----   ----------  ----------  -------------    ---------

Jerry W. Peterson IRA, Delaware
  Charter Guarantee & Trust Co.
  as custodian                     --       9,375      7,500         16,875         --
Shane T. Petersen &
   Kathrine M. Petersen            --       6,250      5,000         11,250         --
Sharon L. Pitkin Trust, Southwest
  Securities, Inc. as custodian    --      62,500     50,000        112,500         --
Steven D. Plissey IRA, Delaware
  Charter Guarantee & Trust Co.
  as custodian                     --      12,500     10,000         22,500         --
Pooling Effect LLC                 --     125,000    100,000        225,000         --
Roger Prenzlow and Vicki Prenzlow  --      15,625     12,500         28,125         --
Professional Project Mgmt, Inc.,
  DBP Sandra S. Burcham &
  William J. Burcham               --      31,250     25,000         56,250         --
Proteus Cap 401 (K) Plan,
  Colorado State Bank & Trust
  as custodian                     --      31,250     25,000         56,250         --
Joe Raith                          --     125,000    100,000        225,000         --
Beth A. Reid                       --      62,500     50,000        112,500         --
Jason David Reid                   --      62,500     50,000        112,500         --
Ruben Roy Richardson               --     312,500    250,000        562,500         --
J.W. Roth                          --      15,625     12,500         28,125         --
Earl W. Sauder Irrevocable Trust   --      62,500     50,000        112,500         --
The Earl W. Sauder, LLC            --     125,000    100,000        225,000         --
Stephen L. Sauder                  --      62,500     50,000        112,500         --
Sauder Family LLC                  --      31,250     25,000         56,250         --
George F. or Mary Clare Schmitt    --     125,000    100,000        225,000         --
Jon F. Schutz                      --      46,875     37,500         84,375         --
Daniel V. Seedorf                  --      15,625     12,500         28,125         --
Roger Seedorf                      --      15,625     12,500         28,125         --
H.L. Severance, Inc. Pension
 Plan and Trust                    --      93,750     75,000        168,750         --
H. L. Severance Inc. Profit
 Sharing Plan & Trust              --      15,625     12,500         28,125         --
H. Leigh Severance                 --     100,000     80,000         80,000         --
George L. Seward Alternative
   Energy LLC                      --     109,375     87,500        196,875         --
George L. Seward                   --     437,500    350,000        787,500         --
Karen Seward                       --      31,250     25,000         56,250         --
David C. Shatzer                   --      87,500     70,000        157,500         --
Michael V. and Lori D. Shoop       --     125,000    100,000        225,000         --
Roy G. Shuman                      --      22,500     18,000         40,500         --
Roy G. Shuman, Equity Trust Co.
  dba Sterling Trust as custodian  --      40,000     32,000         72,000         --
Jolie Slaton                       --      31,250     25,000         56,250         --


                                                     Shares
                                          Shares    Issuable
                                         Issuable     Upon         Share
                                           Upon      Exercise      Shares To      Ownership
       Name of                  Shares  Conversion  of Series    Be Sold In        After
Selling Shareholder             Owned    of Notes   C Warrants  This Offering     Offering
-------------------             -----   ----------  ----------  -------------    ---------

John H. Staiano IRA, Delaware
  Charter Guarantee & Trust Co.
  as custodian                     --     62,500       50,000      112,500            --
Alva Terry Staples                 --     18,750       15,000       33,750            --
Stucky Red Bluff, Inc.             --     31,250       25,000       56,250            --
Jo Svihorec IRA, Southwest
 Securities Inc. as custodian      --     31,250       25,000       56,250            --
Steven A Thorn & Letha M. Thorn    --     15,625       12,500       28,125            --
William S. Vann                    --     31,250       25,000       56,250            --
Lazaros and Patricia C. Voreadis   --     31,250       25,000       56,250            --
W&O Enterprises LLC                --      6,250        5,000       11,250            --
Stephanie Kulbacki-Welton          --     12,500       10,000       22,500            --
Michael Williams                   --     12,500       10,000       22,500            --
James H.B. Wilson Testamentary
   Trust                           --     15,625       12,500       28,125            --
Jeffrey S. & Rhonda S. Wolff       --     62,500       50,000      112,500            --
Wooden Spoon Limited Partnership   --     31,250       25,000       56,250            --
YuCo Energy LLC                    --    343,750      275,000      618,750            --
Alan Budd Zuckerman                --      6,250        5,000       11,250            --
John W. Zurbrigen                  --     31,250       25,000       56,250            --
4X4 LLC                            --     62,500       50,000      112,500            --
                                      ----------    ---------   ----------
                                      11,250,000    9,000,000   20,250,000
                                      ==========    =========   ==========

     Shares issuable upon the conversion of notes does not include any shares which may be issued in payment of accrued interest, since we do not know which, if any, note holders will elect to receive shares of our common stock, instead of cash, in payment of interest.

Securities Issuable Upon Exercise of Series D Warrants (1)
----------------------------------------------------------

                                 Shares Issuable                  Share
                                 Upon Exercise    Shares To     Ownership
       Name of          Shares    of Series D    Be Sold In       After
Selling Shareholder     Owned       Warrants    This Offering    Offering
-------------------     -----    -------------  -------------  -----------

 Vicki D.E. Barone        --          85,661         85,661           --
 Steven M. Bathgate       --         213,874        213,874           --
 Andrea Bauer             --           4,000          4,000           --
 Charles C. Bruner        --           6,988          6,988           --
 CapWest Securities, Inc. --           9,520          9,520           --
 Michael E. Donnelly      --         193,323        193,323           --
 David Drennen            --          18,080         18,080           --
 Anita Dudley             --           1,000          1,000           --
 Greg Fulton              --          30,737         30,737           --
 Fulton Partners LLC      --          51,024         51,024           --
 Zenas  N.Gurley          --          50,452         50,452           --
 Gary Herick              --           1,058          1,058           --
 Dick Huebner             --          36,535         36,535           --
 John Jung                --           1,875          1,875           --

 Jon B. Kruljac           --         354,036        354,036           --
 Joe Lavigne              --          10,305         10,305           --
 Gene McColley            --           1,116          1,116           --
 Morris McDonald          --             938            938           --
 Michael J. Morgan        --           3,771          3,771           --
 Eugene L. Neidiger       --           8,450          8,450           --
 Guy Newman               --           5,625          5,625           --
 Robert L. Parrish        --           3,449          3,449           --
 Anthony B. Petrelli      --          16,639         16,639           --
 Regina L. Roesener       --          11,093         11,093           --
 Nancy Stratton           --           1,500          1,500           --
 Katie Walker             --           1,020          1,020           --
 WMS Enterprises, LLC     --           2,931          2,931           --

(1) The placement agent subsequently assigned the Series D warrants to a number of its registered representatives and employees, as well as selected dealers participating in the private offering. The selected dealers, in turn, assigned most of the Series D warrants to a number of their registered representatives and employees.

       The controlling persons of the non-individual selling shareholders are:

           Name of Shareholder                   Controlling Person
           -------------------                   -------------------

           Accredited Members, Inc.              Kent Kiefer
           Anchor Ventures, LLC                  Anne Wenaas
           Brothers LLC                          William T Ahlborg
           The Burns Partnership, LLC            David A Burns
           Busha Investments LLC                 Donald C. Busha
           C & R Industries Inc.                 Richard Cruickshank
           D&P Kelsall Family LLLP               Pamela Kelsall
           Diamond placeS DGT Trust              Scott W. Sparkman
           GrassRoutes                           Scott Lee
           Herman Enterprises, LLC               Benjamin Herman
           Jung Capital Partners LLLP            Jon Jung
           Lazarus Investment Partners LLLP      Justin Borus
           Lighthouse Capital LTD                Carl Caserta
           M&L Cattle Co.                        Steve Winger
           M & T Farms LLC                       Thomas L. Goding
           MJ Energy, LLC                        Michael P. McNamara
           Mundon Anticline Investment, LLC      Kent E. Mundon-
           Pooling Effect LLC                    Constance M. Sacco
           The Earl W. Sauder, LLC               Bobbie L. Agler
           Sauder Family LLC                     Steven L. Sauder
           George L. Seward Alternative
              Energy LLC                         George L Seward
           Stucky Red Bluff, Inc.                Judith Jacobsen
           W&O Enterprises LLC                   Christopher S. Wrolstad
           Wooden Spoon Limited Partnership      Robert A. Ingalls

           Name of Shareholder                   Controlling Person
           -------------------                   -------------------

           YuCo Energy LLC                       Mark Roth
           4X4 LLC                               Tim Warde
           CapWest Securities, Inc.              Chris Wrolstad
           WMS Enterprises, LLC                  Dale Hall

      No selling shareholder has, or had, any material relationship with us, or our officers or directors. CapWest Securities, the holder of 9,520 Series D warrants, is a broker registered with the Securities and Exchange Commission. The other holders of the Series D warrants are affiliated with securities brokers. To our knowledge no other selling shareholder is affiliated with a securities broker.

Plan of Distribution

      The shares of common stock owned by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit.

      The shares of common stock may be sold by one or more of the following methods, without limitation:

     o a block trade in which a broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     o face-to-face transactions between sellers and purchasers without a broker/dealer.

      In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither we nor the selling stockholders can presently estimate the amount of such compensation. Notwithstanding the above, no FINRA member will charge commissions that exceed 8% of the total proceeds from the sale.

      The selling shareholders and any broker/dealers who act in connection with the sale of their securities may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

      If any selling shareholder enters into an agreement to sell his or her securities to a broker-dealer as principal, and the broker-dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker-dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the selling shareholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.

      The selling stockholders may also sell their shares pursuant to Rule 144 under the Securities Act of 1933.

      We have advised the selling shareholders that they, and any securities broker/dealers or others who sell the common stock or warrants on behalf of the selling shareholders, may be deemed to be statutory underwriters and will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have also advised each selling shareholder that in the event of a "distribution" of the securities owned by the selling shareholder, the selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase securities of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". We have also advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

                            DESCRIPTION OF SECURITIES

Common Stock

      We are authorized to issue 100,000,000 shares of common stock. Holders of our common stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding common shares can elect all directors.

      Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

      Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

      We are authorized to issue 10,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by our Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management. As of the date of this prospectus, we had not issued any shares of preferred stock.

Promissory Notes

     Between December 2009 and March 2010, we sold 180 Units to a group of private investors. The Units were sold at a price of $100,000 per Unit. Each Unit consisted of one Promissory Note in the principal amount of $100,000 and 50,000 Series C warrants. The Notes bear interest at 8% per year, payable quarterly, and mature on December 31, 2012. At the holder's option, the Notes, plus accrued interest, can be converted into shares of our common stock, initially at a conversion price of $1.60 per share. Each Series C warrant entitles the holder to purchase one share of our common stock at a price of $6.00 per share at any time on or before December 31, 2014.

      Except for Exempt Issuances, if we sell any additional shares of common stock, or any securities convertible into common stock, at a price below the then applicable Conversion Price, the Conversion Price will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be. The Conversion Price will also be proportionately adjusted in the event of any stock splits, or capital reorganization.

      We may prepay the notes without penalty at any time after December 31, 2010. Notwithstanding the above, we may repay the notes, without penalty, upon ten days written notice to the note holders if, during any twenty trading days within a period of thirty consecutive trading days, the closing price of our common stock is $3.25 or greater and our common stock has an average trading volume of 200,000 shares or more per day.

      Any of the following are an event of default:

     o    we fail to make any interest or principal payment when due,

     o we breach any representation, warranty or covenant or default in the timely performance of any other obligation in our agreements with the note holders and the breach or default continues uncured for a period of five trading days after the date on which notice of the breach or default is first given to us, or ten trading days after we become, or should have become, aware of such breach or default,

     o we file for protection from our creditors under the federal bankruptcy code or a third party files an involuntary bankruptcy petition against us,

     o our common stock is not listed on the OTC Bulletin Board or other public trading market, or

     o we fail for any reason to deliver a certificate within five trading days after delivery of the certificate is required pursuant to any agreement with the note holders

      For purposes of the Notes the term "Exempt Issuance" means the sale or issuance of:

     o shares of common stock or options to our officers or directors, not to exceed 1,000,000 shares or options per year for any single officer or director (not to exceed 5,000,000 shares or options per year in total), pursuant to any stock or option plan duly adopted by our directors.

     o shares of common stock or options to our employees or independent consultants, not to exceed 5,000,000 shares or options per year, pursuant to any stock or option plan duly adopted by our directors.

     o shares issued in connection with an acquisition of oil and gas properties, the acquisition of an unaffiliated company, a joint venture or similar strategic transaction where the primary purpose is not to raise cash.

     o securities upon the conversion of the notes or the exercise of the warrants held by the note holders.

     o securities upon the conversion of notes or the exercise of options or warrants issued and outstanding on November 15, 2009, provided that the securities have not been amended to increase the number of such securities or to decrease the exercise, exchange or conversion price of the securities.

Warrants

      See the "Comparative Share Data" section of this prospectus for information concerning our outstanding warrants.

Transfer Agent

      Corporate Stock Transfer
      3200 Cherry Creek Drive South, Suite 430
      Denver, Colorado 80209
      Phone: 303-282-4800
      Fax:  303-282-5800

                                LEGAL PROCEEDINGS

      We are not involved in any legal proceedings and we do not know of any legal proceedings which are threatened or contemplated.

                                 INDEMNIFICATION

      Our Bylaws authorize indemnification of a director, officer, employee or agent against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, or controlling persons pursuant to these provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              AVAILABLE INFORMATION

      We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement which may be read and copied at the Commission's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The registration statement is also available at www.sec.gov, the website of the Securities and Exchange Commission.

     We are subject to the requirements of the Securities Exchange Act of 1934 and are required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of any of these reports, proxy statements and other information we have filed can be read and copied at the Commission's Public Reference Room or read and downloaded from the Commission's website, www.sec.gov.

                                    GLOSSARY

     DEVELOPED ACREAGE. The number of acres that are allocated or assignable to productive wells or wells capable of production.

      HELD BY PRODUCTION. A provision in an oil, gas and mineral lease that perpetuates an entity's right to operate a property or concession as long as the property or concession produces a minimum paying quantity of oil or gas.

      LANDOWNER'S ROYALTY. A percentage share of production, or the value derived from production, which is granted to the lessor or landowner in the oil and gas lease, and which is free of the costs of drilling, completing, and operating an oil or gas well.

      LEASE. Full or partial interests in an oil and gas lease, authorizing the owner thereof to drill for, reduce to possession and produce oil and gas upon payment of rentals, bonuses and/or royalties. Oil and gas leases are generally acquired from private landowners and federal and state governments. The term of an oil and gas lease typically ranges from three to ten years and requires annual lease rental payments of $1.00 to $2.00 per acre. If a producing oil or gas well is drilled on the lease prior to the expiration of the lease, the lease will generally remain in effect until the oil or gas production from the well ends. The owner of the lease is required to pay the owner of the leased property a royalty which is usually between 12.5% and 16.6% of the gross amount received from the sale of the oil or gas produced from the well.

      NET ACRES OR WELLS. A net well or acre is deemed to exist when the sum of fractional ownership working interests in gross wells or acres equals one. The number of net wells or acres is the sum of the fractional working interests owned in gross wells or acres expressed as whole numbers and fractions.

      OPERATING COSTS. The expenses of producing oil or gas from a formation, consisting of the costs incurred to operate and maintain wells and related equipment and facilities, including labor costs, repair and maintenance, supplies, insurance, production, severance and other production excise taxes.

      OVERRIDING ROYALTY. A percentage share of production, or the value derived from production, which is free of all costs of drilling, completing and operating an oil or gas well, and is created by the lessee or working interest owner and paid by the lessee or working interest owner to the owner of the overriding royalty.

      PRODUCING PROPERTY. A property (or interest therein) producing oil or gas in commercial quantities or that is shut-in but capable of producing oil or gas in commercial quantities. Interests in a property may include working interests, production payments, royalty interests and other non-working interests.

      PROSPECT. An area in which a party owns or intends to acquire one or more oil and gas interests, which is geographically defined on the basis of geological data and which is reasonably anticipated to contain at least one reservoir of oil, gas or other hydrocarbons.

     PROVED RESERVES. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering date demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (prices and costs held constant as of the date the estimate is made).

     SHUT-IN WELL. A well which is capable of producing oil or gas but which is temporarily not producing due to mechanical problems or a lack of market for the well's oil or gas.

     UNDEVELOPED ACREAGE. Lease acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether or not such acreage contains proved reserves. Undeveloped acreage should not be confused with undrilled acreage which is "Held by Production" under the terms of a lease.

     WORKING INTEREST. A percentage of ownership in an oil and gas lease granting its owner the right to explore, drill and produce oil and gas from a tract of property. Working interest owners are obligated to pay a corresponding percentage of the cost of leasing, drilling, producing and operating a well. After royalties are paid, the working interest also entitles its owner to share in production revenues with other working interest owners, based on the percentage of the working interest owned.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Shareholders and Board of Directors
Synergy Resources Corporation

We have audited the accompanying balance sheets of Synergy Resources Corporation (an Exploration Stage Company) as of August 31, 2009 and 2008, and the related statements of operations, changes in shareholders' equity, and cash flows for the year ended August 31, 2009, the period of inception (December 28, 2007, to August 31, 2008), and the period from inception (December 28, 2007) to August 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Synergy Resources Corporation (an Exploration Stage Company) as of August 31, 2009 and 2008, and the results of its operations, and its cash flows for the for the year ended August 31, 2009, the period of inception (December 28, 2007, to August 31, 2008), and the period from inception (December 28, 2007) to August 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses from operations and has only recently commenced revenue generating operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Stark Winter Schenkein & Co., LLP

Denver, Colorado
November 12, 2009

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                                 BALANCE SHEETS

                                                       August 31,   August 31,
                                                          2009        2008
                                                       ----------   ----------

                         ASSETS

Current assets:
 Cash and cash equivalents                             $2,854,659   $2,292,341
 Accounts receivable                                       84,643            -
 Other current assets                                      21,105       27,412
                                                      ------------ ------------
       Total current assets                             2,960,407    2,319,753
                                                      ------------ ------------

Property and equipment, at cost:
 Oil and gas properties, full cost method, net          1,786,120            -
 Other property and equipment, net                          1,041            -
                                                      ------------ ------------
       Property and equipment, net                      1,787,161            -
                                                      ------------ ------------
Other assets:
 Option to acquire mineral interests - related party            -            -
 Performance assurance deposit                             85,000            -
 Deferred offering costs                                        -            -
                                                      ------------ ------------
        Total other assets                                 85,000            -
                                                      ------------ ------------
        Total assets                                  $ 4,832,568  $ 2,319,753
                                                      ============ ============

          LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                     $   622,734  $    12,473
 Accrued taxes and expenses                                45,379       40,853
 Bank loan payable                                      1,161,811            -
 Accrued interest                                          14,200            -
                                                      ------------ ------------
      Total current liabilities                         1,844,124       53,326
                                                      ------------ ------------
Shareholders' equity:
 Preferred stock - $0.01 par value, 10,000,000 shares authorized:
  no shares issued and outstanding                              -            -
 CCommon stock - $0.001 par value, 100,000,000
 shares authorized:
  11,998,000 and 9,943,571shares issued and
  outstanding at August 31, 2009 and 2008,
  respectively                                             11,998        9,944
 Additional paid-in capital                            15,521,697    2,477,511
 Stock subscriptions receivable                                 -      (27,650)
 (Deficit) accumulated during the exploration stage   (12,545,251)    (193,378)
                                                      ------------ ------------
       Total shareholders' equity                       2,988,444    2,266,427
                                                      ------------ ------------
       Total liabilities and shareholders' equity     $ 4,832,568  $ 2,319,753
                                                      ============ ============

The accompanying notes are an integral part of these financial statements.

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                            STATEMENTS OF OPERATIONS
                       for the year ended August 31, 2009, for the period from Inception (December 28, 2007) to August 31, 2008, and for the period from Inception (December 28, 2007) to August 31, 2009

                                                     Inception      Inception
                                          Year      (December 28,  (December 28,
                                          Ended       2007) to       2007) to
                                        August 31,   August 31,     August 31,
                                           2009         2008           2009
                                        ----------  ------------   ------------

Oil and gas revenues                    $  94,121    $       -      $  94,121
                                        ----------   ----------     ----------
Expenses:
 Lease operating expenses                  11,572            -         11,572
 Depreciation, depletion, and
   amortization                            97,309            -         97,309
 Impairment of oil and gas properties     945,079            -        945,079
 Administrative services contract -
   related party                          240,000       53,333        293,333
 Salaries and payroll taxes               436,667       72,382        509,049
 Consulting fees - related party          120,000            -        120,000
 Professional fees                        223,214       41,098        264,312
 Insurance                                 43,101            -         43,101
 Share based compensation - stock
   options granted                     10,296,521       28,200     10,324,721
 All other general and administrative      49,384        1,258         50,642
                                        ----------   ----------     ----------
      Total expenses                   12,462,847      196,271     12,659,118
                                        ----------   ----------     ----------

Operating (loss)                      (12,368,726)    (196,271)   (12,564,997)

    Interest income                        16,853        2,893         19,746
                                        ----------   ----------     ----------

(Loss) before taxes                   (12,351,873)    (193,378)    (12,545,251)

Provision for income taxes                      -            -               -
                                        ----------   ----------     ----------
Net (loss)                           $(12,351,873)   $(193,378)  $(12,545,251)
                                     =============   ==========  =============

Net (loss) per common share:
     Basic and Diluted               $      (1.14)   $   (0.07)
                                     =============   ==========

Weighted average shares outstanding:
     Basic and Diluted                 10,831,053    2,892,700
                                     =============   ==========

The accompanying notes are an integral part of these financial statements.

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                            STATEMENTS OF CASH FLOWS
                       for the year ended August 31, 2009, for the period from Inception (December 28, 2007) to August 31, 2008, and for the period from Inception (December 28, 2007) to August 31, 2009


                                                     Year             Inception               Inception
                                                    Ended       (December 28, 2007) to  (December 28, 2007) to
                                               August 31, 2009     August 31, 2008         August 31, 2009
                                               ---------------  ----------------------  ----------------------

 Cash flows from operating activities:
  Net (loss)                                    $ (12,351,873)      $    (193,378)          $ (12,545,251)
                                                --------------      --------------          --------------
  Adjustments to reconcile net (loss) to net cash (used in) operating activities:
   Share based compensation                        10,296,521              28,200              10,324,721
   Depreciation, depletion and amortization            97,605                   -                  97,605
   Impairment of oil and gas properties               945,079                   -                 945,079
  Changes in operating assets and liabilities
   (Increase) in accounts receivable                  (84,643)                  -                 (84,643)
   Decrease (Increase) in other current assets          6,307             (27,412)                (21,105)
   Increase in accounts payable                       610,261              12,473                 622,734
   Increase in accrued taxes and expenses               4,526              40,853                  45,379
   Increase in accrued interest                        14,200                   -                  14,200
   Effect of merger on operating assets
    (liabilities)                                     (31,437)                  -                 (31,437)
                                                --------------      --------------          --------------
  Total adjustments                                11,858,419              54,114              11,912,533
                                                --------------      --------------          --------------
  Net cash (used in) operating activities            (493,454)           (139,264)               (632,718)
                                                --------------      --------------          --------------
Cash flows from investing activities:
 Acquisition of property and equipment             (2,690,720)                  -              (2,690,720)
 Option to acquire mineral interests -
  related party                                      (100,000)                  -                (100,000)
 Performance assurance deposit                        (85,000)                  -                 (85,000)
 Cash acquired in merger                                3,987                   -                   3,987
                                                --------------      --------------          --------------
  Net cash (used in) investing activities          (2,871,733)                  -              (2,871,733)
                                                --------------      --------------          --------------
Cash flows from financing activities:
 Proceeds from bank loan payable                    1,161,811                   -               1,161,811
 Cash proceeds from sale of stock                   3,052,294           2,545,605               5,597,899
 Offering costs                                      (285,600)           (114,000)               (399,600)
 Repurchase of shares                                  (1,000)                  -                  (1,000)
                                                --------------      --------------          --------------
  Net cash provided by  financing activities        3,927,505           2,431,605               6,359,110
                                                --------------      --------------          --------------
Net increase (decrease) in cash and
 equivalents                                          562,318           2,292,341               2,854,659

Cash and equivalents at beginning of period         2,292,341                   -                       -
                                                --------------      --------------          --------------
Cash and equivalents at end of period           $   2,854,659       $   2,292,341           $   2,854,659
                                                ==============      ==============          ==============
Supplemental Cash Flow Information:
 Interest paid                                  $       5,325       $           -           $       5,325
                                                ==============      ==============          ==============
 Income taxes paid                              $           -       $           -           $           -
                                                ==============      ==============          ==============
Non-cash investing and financing activities:
 Net assets acquired in merger                  $      11,675       $           -           $      11,675
                                                ==============      ==============          ==============

The accompanying notes are an integral part of these financial statements.

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
              STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY For the
          period from Inception (December 28, 2007) to August 31, 2009


                                                                                                      (Deficit)
                                                                                                     Accumulated
                                                   Number of               Additional      Stock        During          Total
                                                     Common       Common    Paid - In  Subscriptions Exploration    Shareholders'
                                                     Shares        Stock     Capital     Receivable      Stage          Equity
                                                   ---------      ------   ----------  ------------- ------------   -------------

Balance at Inception, December 28, 2007                    -     $      -  $       -     $       -    $       -       $       -

Founders' shares issued effective June 11, 2008    7,900,000        7,900          -        (7,900)           -               -

Shares issued for cash at $1.00 per share
 pursuant to June 20, 2008 offering memorandum     1,000,000        1,000    999,000       (19,750)           -         980,250

Share based compensation                                   -            -     28,200             -            -          28,200

Shares issued for cash at $1.50 per share
 pursuant to July 16, 2008 offering memorandum     1,043,571        1,044  1,564,311             -            -       1,565,355

Offering costs                                                              (114,000)                                  (114,000)

Net (loss)                                                 -            -          -             -     (193,378)       (193,378)
                                                  -----------  ----------- -----------  -----------  -----------     -----------
Balance, August 31, 2008                           9,943,571        9,944   2,477,511      (27,650)    (193,378)      2,266,427

Stock subscription received                                -            -           -       27,650            -          27,650

Shares issued for net assets of Brishlin
 pursuant to September 10, 2008 Exchange
 Agreement                                         1,038,000        1,038      10,637            -            -          11,675

Stock options exchanged pursuant
 to September 10, 2008 Exchange Agreement                  -            -   10,185,345           -            -      10,185,345

Shares issued for cash at $1.50 per share
 pursuant to July 16, 2008 offering memorandum        16,429           16      24,628            -            -          24,644

Shares issued for cash at two shares for $3.00
 pursuant to December 1, 2008 offering memorandum  2,000,000        2,000   2,998,000            -            -       3,000,000

Offering costs                                             -            -    (285,600)           -            -        (285,600)

Repurchase of Founder's shares at $.001           (1,000,000)      (1,000)          -            -            -          (1,000)

Share based compensation                                   -            -     111,176            -            -         111,176

Net (loss)                                                 -            -           -            -   (12,351,873)   (12,351,873)
                                                  -----------  ----------- -----------  -----------  -----------     -----------
Balance, August 31, 2009                          11,998,000   $   11,998  $15,521,697  $        -  $(12,545,251)  $  2,988,444
                                                  ===========  =========== ===========  =========== =============  =============

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                            August 31, 2009 and 2008

1.     Summary of Significant Accounting Policies

      Basis of Presentation: Synergy Resources Corporation (the "Company") represents the result of a merger transaction on September 10, 2008, between Brishlin Resources, Inc. ("Predecessor Brishlin"), a public company, and Synergy Resources Corporation ("Predecessor Synergy"), a private company. In conjunction with the transaction, Predecessor Brishlin changed its name to Synergy Resources Corporation. The Company was organized under the laws of the State of Colorado and for accounting purposes, the inception date is deemed to be December 28, 2007, the day that Predecessor Synergy was organized. The Company is in its exploration stage and is engaged in oil and gas acquisitions, exploration, development and production activities, primarily in the area known as the Denver-Julesburg Basin. The Company has adopted August 31st as the end of its fiscal year.

      Merger Transaction: On September 10, 2008, Predecessor Brishlin consummated an Agreement to Exchange Common Stock ("Exchange Agreement") with certain shareholders of Predecessor Synergy to acquire approximately 89% of the outstanding common stock of Predecessor Synergy. In subsequent transactions, all the remaining outstanding common shares of Predecessor Synergy were acquired. Prior to September 10, 2008, Predecessor Brishlin had 1,038,000 common shares outstanding, and Predecessor Synergy had 9,960,000 common shares outstanding. The merger transaction resulted in the Company with 10,998,000 common shares outstanding, with the shareholders of Predecessor Synergy holding approximately 91% of the outstanding shares and the shareholders of Predecessor Brishlin holding approximately 9% of the outstanding shares.

      The Exchange Agreement further provided that the Company would issue substitute Series A warrants to replace similar warrants held by certain shareholders of Predecessor Synergy to purchase 2,060,000 shares of common stock at $6.00 per share. Furthermore, the Company agreed to issue substitute options to replace similar options outstanding prior to the merger transaction, which options provide for the purchase of 2,000,000 shares of common stock at $1.00 per share and 2,000,000 shares of common stock at $10.00 per share.

      Immediately prior to the transaction, Predecessor Brishlin completed a one-for-ten reverse stock split of its outstanding common stock. All share and per share data presented in the accompanying financial statements have been retroactively restated to reflect the reverse stock split.

      In anticipation of the merger transaction, Predecessor Brishlin declared a dividend to its shareholders of record as of August 28, 2008, consisting of one Series A warrant for each common share held.

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                            August 31, 2009 and 2008

      Although the legal form of the transaction reflects the acquisition of Predecessor Synergy by Predecessor Brishlin, the Company determined that the accounting form of the transaction is a "reverse merger", in which Predecessor Synergy is identified as the acquiring company and Predecessor Brishlin is identified as the acquired company. At the time of the transaction, Predecessor Brishlin had ceased most of its operations and liquidated most of its assets and liabilities. In accordance with SEC regulations, the transaction was recorded as a capital transaction rather than a business combination. The transaction is equivalent to the issuance of common stock by Predecessor Synergy in exchange for the net assets of Predecessor Brishlin and a recapitalization of Predecessor Synergy. The assets and liabilities of Predecessor Brishlin were not restated to their estimated fair market values and no goodwill or other intangible assets were recorded. Selected financial data for Predecessor Brishlin at the transaction date follows:

      Selected Financial Data:

          Cash                                $   3,987
          Current assets                          5,129
          Oil and gas assets                     39,125
          Current liabilities                    33,907
          Net assets                           $ 11,675

      Financial information for all periods subsequent to September 10, 2008, includes the consolidated assets, liabilities and activities of both companies. Historical financial information for periods prior to September 10, 2008, presented for comparative purposes, includes only Predecessor Synergy.

      Condensed pro-forma information assuming that the transaction occurred on September 1, 2008, (beginning of fiscal year for the Company) has not been presented. As Predecessor Brishlin had substantially reduced its operations prior to the transaction, there is no material difference between the information presented in the accompanying financial statements and the pro-forma information.

      Reclassifications: Certain amounts previously presented for prior periods have been reclassified to conform with the current presentation. The reclassifications had no effect on net loss, accumulated deficit, or net assets.

      Cash and Cash Equivalents: The Company considers cash in banks, deposits in transit, and highly liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents.

      Oil and Gas Properties: The Company uses the full cost method of accounting for costs related to its oil and gas properties. Accordingly, all costs associated with acquisition, exploration, and development of oil and gas reserves (including the costs of unsuccessful efforts) are capitalized into a single full cost pool. These costs include land acquisition costs, geological and geophysical expense, carrying charges on non-producing properties, costs of drilling and overhead charges directly related to acquisition and exploration activities.

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                            August 31, 2009 and 2008

      All capitalized costs of oil and gas properties are amortized using the unit-of-production method based upon estimates of proved reserves. For amortization purposes, the volume of petroleum reserves and production is converted into a common unit of measure at the energy equivalent conversion rate of six thousand cubic feet of natural gas to one barrel of crude oil. Investments in unevaluated properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.

      In applying the full cost method, the capitalized costs are subject to a quarterly "ceiling test". If capitalized costs, adjusted for such items as accumulated depletion and deferred income taxes, exceed the "ceiling amount", the excess is charged to earnings as an impairment expense. The "ceiling" is estimated as the present value, discounted at 10%, of the future net cash flows from proved oil and gas reserves plus the lower of cost or net realizable value of unevaluated properties. The calculation of future net cash flows assumes continuation of current economic conditions, including current prices and costs. The "ceiling" is highly sensitive to changing prices for oil and gas. Once impairment expense is recognized, it cannot be reversed in future periods, even if increasing prices raise the "ceiling amount".

      Oil and Gas Reserves: The determination of depreciation, depletion and amortization expense, as well as ceiling test write-downs related to the recorded value of the Company's oil and natural gas properties, will be highly dependent on the estimates of the proved oil and natural gas reserves. Oil and natural gas reserves include proved reserves that represent estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. There are numerous uncertainties inherent in estimating oil and natural gas reserves and their values, including many factors beyond the Company's control. Accordingly, reserve estimates are often different from the quantities of oil and natural gas ultimately recovered and the corresponding lifting costs associated with the recovery of these reserves

      Major Customer and Operating Region: The Company operates exclusively within the United States. Except for cash investments, all of the Company's assets are employed in, and all of its revenues are derived from, the oil and gas industry. For the year ended August 31, 2009, all of the Company's sales were to one customer, thus at August 31, 2009, the entire accounts receivable balance was due from this customer.

      Revenue Recognition: Revenue is generally recognized for the sale of oil and gas when there is persuasive evidence of a sale arrangement, delivery has occurred, the price is determinable, and collection of sales proceeds is reasonably assured. Revenue is accrued when these four conditions have been satisfied and reasonable estimates can be made. Revenue estimates are prepared for the quantity of petroleum product delivered to the customer and the price that will be received. Payment is received at a later date, often sixty to ninety days after production. Revenue accruals are adjusted to reflect updated information as it is received.

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                            August 31, 2009 and 2008

      Lease Operating Expenses: Operating expenses of producing wells are recognized when incurred. For properties operated by third parties, expenses are estimated based upon activity reports. Expense accruals are adjusted to reflect updated information as it is received.

      Property Retirement Obligation: The Company follows the guidelines of SFAS 143, "Accounting for Asset Retirement Obligations." SFAS 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period that it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset.

      Stock Based Compensation: The Company accounts for stock-based compensation in accordance with Statement of Financial Accounting Standards
(SFAS) 123(R), "Share Based Payment," requiring the Company to record compensation costs determined in accordance with the fair value based method prescribed in SFAS 123(R). The Company estimates the fair value of stock options at their grant date by using the Black-Scholes-Merton option-pricing model and provides for expense recognition over the service period, if any, of the stock option. The Company accounts for common stock issued to employees for services based on the fair value of the equity instruments issued, and accounts for common stock issued to other than employees based on the fair value of the consideration received or the fair value of the equity instruments, whichever is more reliably measurable.

      Per Share Amounts: SFAS 128, "Earnings Per Share," provides for the calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income (or loss) by the weighted-average number of shares outstanding during the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company, assuming the issuance of an equivalent number of common shares pursuant to options, warrants, or convertible debt arrangements. Diluted earnings per share does not affect periods in which the Company incurs a loss because it would be anti-dilutive. Similarly, potential common stock equivalents are not included in the calculation if the effect would be anti-dilutive. During the periods since inception, the Company has issued 9,198,000 potentially dilutive securities, all of which were excluded from the calculation because they were anti-dilutive.

      Income Taxes: Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with SFAS 109, "Accounting for Income Taxes", which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides for deferred taxes for the estimated future tax effects attributable to temporary differences and carry-forwards when realization is more likely than not.

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                            August 31, 2009 and 2008

      Use of Estimates: The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management routinely makes judgments and estimates about the effects of matters that are inherently uncertain. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Estimates and assumptions are revised periodically and the effects of revisions are reflected in the financial statements in the period it is determined to be necessary. Actual results could differ from these estimates.

      Business Risks: The Company continually reviews the exploration and political risks it encounters in its operations. It mitigates the likelihood and potential severity of these risks through the application of high operating standards. The Company's operations may be affected to various degrees by changes in environmental regulations, including those for future site restoration and reclamation costs. The oil and gas business is subject to extensive licensing, permitting, governmental legislation, control and regulations. The Company endeavors to be in compliance with these regulations at all times.

      Fair Value of Financial Instruments: SFAS 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of August 31, 2009.

      The respective carrying values of certain on-balance-sheet financial instruments approximate their fair values. These financial instruments include cash, cash equivalents, prepaid expenses, accounts payable, accrued liabilities and bank loan payable. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair value, or they are receivable or payable on demand.

      Concentration of Credit Risk: The Company's operating cash balances are maintained in one primary financial institution and currently exceed federally insured limits. The Company believes that the financial strength of this institution mitigates the underlying risk of loss. To date, these concentrations of credit risk have not had a significant impact on the Company's financial position or results of operations.

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                            August 31, 2009 and 2008

      Environmental Matters: Environmental costs are expensed or capitalized depending on their future economic benefit. Costs that relate to an existing condition caused by past operations with no future economic benefit are expensed. Liabilities for future expenditures of a non-capital nature are recorded when future environmental expenditures and/or remediation are deemed probable and the costs can be reasonably estimated. Costs of future expenditures for environmental remediation obligations are not discounted to their present value.

      Recent Accounting Pronouncements: The Company evaluates the pronouncements of various authoritative accounting organizations, primarily the Financial Accounting Standards Board ("FASB"), the Securities and Exchange Commission ("SEC"), and the Emerging Issues Task Force ("EITF"), to determine the impact of new pronouncements on accounting principles generally accepted in the United States of America ("US GAAP") and the impact on the Company.

      On December 29, 2008, the SEC announced final approval of new requirements for reporting oil and gas reserves to be effective in January 2010. The new disclosure requirements provide for consideration of new technologies in evaluating reserves, allow companies to disclose their probable and possible reserves to investors, report oil and gas reserves using an average price based on the prior 12 month period rather than year-end prices, and revise the disclosure requirements for oil and gas operations. The accounting for the limitation on capitalized costs for full cost companies will also be revised. The new rule is expected to be effective for years ending on or after December 31, 2009, although the transition may be extended. The Company has not yet evaluated the effects on its financial statements and disclosures.

       In June 2009 the FASB issued SFAS No. 168, "The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles - a replacement of FASB Statement No. 162" ("SFAS 168"). SFAS 168 will become the source of authoritative US GAAP to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for public companies. The Codification will supersede all non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. The Codification is effective for interim and annual periods ending on or after September 15, 2009. Management is currently evaluating the impact of adopting this statement.

      In December 2007 the FASB issued FAS No. 141 (revised 2007), Business Combinations ("SFAS 141R"). This statement replaces SFAS 141, Business Combinations. The statement provides guidance for how the acquirer recognizes and measures the identifiable assets acquired, liabilities assumed and any non-controlling interest in the acquiree. SFAS 141R provides for how the acquirer recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase. The statement determines what information to disclose to enable users to be able to evaluate the nature and financial effects of the business combination. The provisions of SFAS 141R will be effective for our fiscal year commencing September 1, 2009, and do not allow

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                            August 31, 2009 and 2008

early adoption. Management is currently evaluating the impact of adopting this statement.

      In May 2009 the FASB issued SFAS No. 165, Subsequent Events ("SFAS 165"), which provides general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This topic was previously addressed only in auditing literature. SFAS 165 is similar to the existing auditing guidance with some exceptions that are not intended to result in significant changes to practice. Entities are now required to disclose the date through which subsequent events have been evaluated, with such date being the date the financial statements were issued or available to be issued. The Company adopted SFAS 165 during the quarter ended August 31, 2009, and provided the expanded disclosure contained in the Subsequent Events footnote. The adoption had no other impact on the Company's financial position, results of operations or cash flows.

      There were various other accounting standards and interpretations issued recently, none of which are expected to a have a material impact on the Company's financial position, operations or cash flows.

2.     Going Concern

      The Company's financial statements are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of obligations in the normal course of business. Only recently has the Company commenced revenue generating operations and it has financed operations primarily through the sale of equity. The Company recently was successful in obtaining a bank loan secured by oil and gas equipment. The Company has incurred losses since its inception aggregating $12,545,251. These conditions raise substantial doubt about the ability of the Company to continue as a going concern.

      The Company has raised cash proceeds of $5,198,299, net of offering costs, in sales of common stock since inception. Management believes that the cash balances of $2,854,659 at August 31, 2009, will not be sufficient to fund its operating activities and other capital resource demands during the next twelve months.

      The Company continues to raise capital through the sale of its common shares and may also seek other funding or corporate transactions to achieve its business objectives. The Company's ability to continue as a going concern is contingent upon its ability to raise additional funds, such as (1) through the sale of equity or sale of its assets, (2) joint venture or partnership arrangements, or (3) issuing debt instruments, and ultimately attaining profitable operations. The financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should the Company not continue as a going concern.

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                            August 31, 2009 and 2008

3.     Property and Equipment

      Oil and gas property primarily consists of various interests in oil and gas leases, two producing wells, and tubular goods to be used in the development of future wells.

      Property and equipment at August 31, 2009, consisted of the following:

Oil and Gas Properties, full cost method:
 Unevaluated costs, not subject to
  amortization:
   Acquisition and other costs                         $  420,478
   Tubular goods                                        1,132,685
                                                       -----------
     Subtotal, unevaluated costs                        1,553,163
Evaluated costs:
 Producing and non-producing                            1,275,345
 Less, accumulated depletion & impairment              (1,042,388)
                                                       -----------
   Subtotal, evaluated costs                              232,957
                                                       -----------
        Oil and gas properties, net                     1,786,120
                                                       -----------
Other property and equipment:
 Office equipment                                           1,337
 Less, accumulated depreciation                              (296)
                                                       -----------
     Other property and equipment, net                      1,041
                                                       -----------
Total Property and Equipment, net                      $1,787,161
                                                       ===========

      The Company commenced depletion of its full cost pool during the year ended August 31, 2009. Costs of oil and gas properties are depleted using the unit of production method based on estimated reserves and the calculation is performed quarterly. Production volumes for the quarter are compared to estimated total reserves to calculate a depletion rate. For the year ended August 31, 2009, depletion of oil and gas properties was $97,309, or $13.86 per barrel of oil equivalent, and depreciation of other property and equipment was $296.

      Under the full cost method of accounting, a ceiling test is performed each quarter. The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X Rule 4-10. The ceiling test determines a limit on the book value of oil and gas properties. The capitalized costs of proved oil and gas properties, net of accumulated depreciation, depletion, and amortization, the related deferred income taxes, and the cost of unevaluated properties, may not exceed the estimated future net cash flows from proved oil and gas reserves using prices in effect at the end of the period. Prices are held constant for the productive life of each well. Net cash flows are discounted at 10%. If net capitalized costs exceed this limit, the excess is charged to expense and reflected as additional accumulated depreciation, depletion and amortization. For the year ended August 31, 2009, the Company made a provision for impairment of oil and gas properties of $945,079, primarily as a result of lower production estimates.

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                            August 31, 2009 and 2008

4.     Bank Loan Payable

      The Company entered into a credit facility with a commercial bank. The borrowing arrangement provides for maximum borrowings up to $1,161,811 and is collateralized by tubular goods and certain other assets. The maximum amount that can be borrowed is reduced by usage or sale of the tubular goods. The loan bears interest at the prime rate plus 1/2%, payable quarterly, with a minimum interest rate of 5.5%. The loan maturity date is May 8, 2010. Interest costs of $19,525 and loan fees of $5,917 were incurred during the year ended August 31, 2009.

      The Company capitalizes interest on expenditures made in connection with exploration and development projects that are not subject to current amortization. Interest is capitalizable during the period that activities are in progress to bring the projects to their intended use. During the year ended August 31, 2009, interest expense of $25,442, including loan fees, was capitalized.

5.     Shareholders' Equity

      Preferred Stock The Company has authorized 10,000,000 shares of preferred stock with a par value of $0.01 per share. These shares may be issued in series with such rights and preferences as may be determined by the Board of Directors. Since inception, the Company has not issued any preferred shares.

      Common Stock The Company has authorized 100,000,000 shares of common stock with a par value of $0.001 per share.

      Issued and Outstanding The total issued and outstanding common stock at August 31, 2009, is 11,998,000 common shares, as follows:

     i. Effective June 11, 2008, the Company issued 7,900,000 common shares to its founders at $0.001 per share, for aggregate proceeds of $7,900.

     ii. Pursuant to a Private Offering Memorandum dated June 20, 2008, the Company sold 1,000,000 units at $1.00 per unit. Each unit consists of one share of restricted common stock and one Series A warrant that entitles the holder to purchase one share of common stock at $6.00 per share through December 31, 2012.

     iii. Pursuant to a Private Offering Memorandum dated July 16, 2008, the Company sold 1,060,000 units at $1.50 per unit for total cash proceeds of $1,590,000. Each unit consists of one share of restricted common stock and one Series A warrant that entitles the holder to purchase one share of common stock at $6.00 per share through December 31, 2012.

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                            August 31, 2009 and 2008

     iv. Effective September 10, 2008, the Company agreed to issue 1,038,000 common shares to the shareholders of Predecessor Brishlin, on an exchange basis of one share of Synergy common stock for each share of Brishlin common stock. In addition, the shareholders of Predecessor Brishlin will receive 1,038,000 Series A warrants that entitle the holder to purchase one share of common stock at $6.00 per share through December 31, 2012.

     v. Effective December 1, 2008, the Company repurchased 1,000,000 shares of its common stock from one of the original Predecessor Synergy shareholders for $1,000, the price at which the shares were originally sold to the shareholder.

     vi. Pursuant to a Private Offering Memorandum dated December 1, 2008, the Company sold 1,000,000 units at $3.00 per unit for total cash proceeds of $3,000,000. Offering costs associated with the offering aggregated $285,600, resulting in net cash proceeds of $2,714,400. Each unit consists of two shares of common stock, one Series A warrant and one Series B warrant. Each Series A warrant entitles the holder to purchase one share of common stock at a price of $6.00 per share. The Series A warrants expire on December 31, 2012, or earlier under certain conditions. Each Series B warrant entitles the holder to purchase one share of common stock at a price of $10.00 per share. The Series B warrants expire on December 31, 2012, or earlier under certain conditions.

      In addition to the warrant issuances described in the preceding paragraphs, the Company issued 31,733 placement agent warrants in connection with the Private Offering Memorandum dated December 1, 2008. Each placement agent warrant entitles the holder to purchase one Unit (which Unit is identical to the Units sold under the Private Offering Memorandum dated December 1, 2008) at a price of $3.60. Each Unit consisted of two shares of common stock, one Series A warrant, and one Series B warrant. To maintain comparability of the placement agent warrants with the other warrants, we present the placement agent warrants as 63,466 shares at an exercise price of $1.80. The Series A and Series B warrants issuable upon exercise of the placement agent warrants are not considered outstanding for accounting purposes until such time, if ever, that the placement agent warrants are exercised, and are disclosed as a commitment in the Related Party Transactions and Commitments footnote.

     The following table summarizes activity for common stock warrants for the period from inception (December 28, 2007) to August 31, 2009:

                                                 Number of    Weighted average
                                                  warrants     exercise price

           Outstanding, December 28, 2007              --              --
-------------------------------------------------------------------------------
               Granted                           2,043,571           $6.00
               Exercised                                --              --
                                               ------------
           Outstanding, August 31, 2008          2,043,571           $6.00
               Granted                           3,117,895           $7.20
               Exercised                                --              --
                                               ------------
           Outstanding, August 31, 2009          5,161,466           $6.72

     The following tables summarize information about the Company's issued and outstanding common stock warrants as of August 31, 2009:

                                 Remaining        Exercise
                                Contractual     Price times
                    Number of    Life (in        Number of
Exercise Price        Shares       years)          Shares
--------------      ---------   -----------    -------------

     $1.80            63,466         3.4       $    114,239
     $6.00         4,098,000         3.4       $ 24,588,000
    $10.00         1,000,000         3.4       $ 10,000,000

6.     Stock Based Compensation

      The Company accounts for stock option activities as provided by SFAS 123(R), "Share-Based Payment," which requires the Company to expense as compensation the value of grants and options as determined in accordance with the fair value based method prescribed in SFAS 123(R). The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes-Merton option-pricing model.

      As described in the following paragraphs, the Company recorded stock-based compensation expense of $10,296,521 for the year ended August 31, 2009, and $28,200 for the year ended August 31, 2008.

      During June 2008 stock options were granted to purchase 4,000,000 shares of common stock. Effective June 11, 2008, grants covering 2,000,000 shares were issued to the executive officers at an exercise price of $10.00 and a term of five years, and these options will vest over a one-year period. The fair value of these options was determined to be nil based upon the following assumptions: expected life of 2.5 years, stock price of $1.00 at date of grant, nominal volatility, dividend yield of 0%, and interest rate of 2.63%. Effective June 30, 2008, grants covering an additional 2,000,000 shares were issued to the executive officers at an exercise price of $1.00 and a term of five years, and these options will vest over a one year period. Based upon a fair value

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                            August 31, 2009 and 2008

calculation, these options were determined to have a value of $127,000 using the following assumptions: expected life of 2.5 years, stock price of $1.00 at date of grant, nominal volatility, dividend yield of 0%, and interest rate of 2.63%. Stock option compensation expense of $98,800 was recorded for the year ended August 31, 2009, and stock option compensation expense of $28,200 was recorded for the period ended August 31, 2008, based on a pro-ration of the fair value over the vesting period.

      In connection with the merger, the Company agreed to issue stock option grants covering 4,000,000 shares to replace the similar options described in the preceding paragraph. Using the Black-Scholes-Merton option-pricing model, the Company estimated that the fair value of the replacement options exceeded the fair value of the options surrendered by $10,185,345. The assumptions used in the model were: expected life of 2.5 years, stock price of $3.50 at date of grant, volatility of 166%, dividend yield of 0%, and interest rate of 2.63%. The incremental expense of $10,185,345 was pro-rated over the vesting period and stock option compensation expense for the year ended August 31, 2009, was $10,185,345.

      Effective December 31, 2008, the Company granted stock options to an employee to purchase 100,000 shares of common stock at an exercise price of $3.00 and a term of ten years. These options will vest over a five year period. Based on a fair value calculation, these options were determined to have a value of $185,640 using the following assumptions: expected life of 5 years, stock price of $2.00 at date of grant, volatility of 166%, dividend yield of 0%, and interest rate of 3.13%. Stock option compensation expense of $12,376 was recorded for the year ended August 31, 2009, based on a pro-ration of the fair value over the vesting period.

      The estimated unrecognized compensation cost from unvested stock options as of August 31, 2009, was approximately $173,000, which will be recognized ratably through December 31, 2013.

      The following table summarizes activity for stock options for the period from inception (December 28, 2007) to August 31, 2009:

                                              Number         Weighted average
                                             of shares        exercise price
                                             ---------       -----------------

      Outstanding, December 28, 2007               --
         Granted                            4,000,000               $5.50
         Exercised                                 --
                                           -----------
      Outstanding August 31, 2008           4,000,000               $5.50
         Granted                              100,000               $3.00
         Exercised                                 --
                                           -----------
      Outstanding, August 31, 2009           4,100,000              $5.44
                                           ===========

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                            August 31, 2009 and 2008

      The following table summarizes information about outstanding stock options as of August 31, 2009:

                              Remaining       Weighted
                             Contractual       Average
  Exercise      Number of      Life (in       Exercise      Number
   Prices         Shares        years)          Price       Exercisable
-------------   -----------  -------------   ------------   -----------

   $10.00        2,000,000       3.4           $10.00        2,000,000
   $1.00         2,000,000       3.4            $1.00        2,000,000
   $3.00           100,000        9.3           $3.00               --
                -----------                                 -----------
                 4,100,000                      $5.44        4,000,000
                ===========                                 ===========


7.     Related Party Transactions and Commitments

      The Company's executive officers control two entities that have entered into agreements with the Company. The entities are Petroleum Management, LLC ("PM") and Petroleum Exploration and Management, LLC ("PEM"). As discussed below, one agreement provides various services to the Company and the other agreement provides an option to acquire certain oil and gas interests.

      Effective June 11, 2008, the Company entered into an Administrative Services Agreement with PM. The Company will pay $10,000 per month for leasing office space and an equipment yard located in Platteville, Colorado, and will pay $10,000 per month for office support services including secretarial service, word processing, communication services, office equipment and supplies. Additional employees, independent contractors or oil and gas professionals provided to the Company by PM will be reimbursed at actual cost. Either party may terminate the agreement with 30 days notice. The Company paid $240,000 under this agreement for the year ended August 31, 2009, and $60,000 for the period from inception (December 28, 2007) to August 31, 2008.

      Effective August 7, 2008, the Company entered into a letter of intent with the related entities that provides an option to acquire working interests in oil and gas leases which are owned by PM and/or PEM. The oil and gas leases cover 640 acres in Weld County, Colorado, and subject to certain conditions, will be transferred to the Company for payment of $1,000 per net mineral acre. The working interests in the leases vary but the net revenue interest in the leases, if acquired by the Company, will not be less than 75%. The letter of intent had an original expiration date of November 1, 2008, but has been extended by mutual agreement to August 31, 2010.

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                            August 31, 2009 and 2008

      Effective May 13, 2009, the Company acquired oil and gas equipment consisting of casing and tubing from PM. PM was paid $1,718,967 as reimbursement for the original cost of the tubular goods.

      On June 11, 2008, the Company entered into two year employment agreements with its executive officers. Pursuant to the terms of those agreements, the salaries of William E. Scaff, Jr. and Ed Holloway are each $12,500 per month. The Company paid $300,000 under these agreements for the year ended August 31, 2009, and $75,000 for the period from inception (December 28, 2007) to August 31, 2008.

      In June 2008 the Company sold 1,900,000 shares of its common stock to the Synergy Energy Trust (the "Trust"). The Trust was created for the benefit of consultants and others who have, or will in the future, benefit the Company. The trustee is a shareholder of the Company. Effective December 1, 2008, the Company repurchased 1,000,000 shares of its common stock from the Trust for $1,000, the original selling price. During the year ended August 31, 2009, the Trust issued 900,000 shares to the Trustee in exchange for certain services directly related to raising additional capital for the Company, and the Trustee terminated the Trust.

      On June 1, 2008, the Company entered into an agreement with Energy Capital Advisors, an entity related through common ownership interests. Energy Capital Advisors provided certain services directly related to raising additional capital for the Company. Compensation under the agreement was $30,000 per month through December 31, 2008, and $10,000 per month from January 1, 2009 to May 31, 2009, when the agreement terminated. During the year ended August 31, 2009, the Company paid $170,000 related to this agreement. During the period from inception (December 28, 2007) to August 31, 2008, the Company paid $90,000 related to this agreement.

      On June 1, 2008, the Company entered into an agreement with J3 Energy LLC, an entity related through common ownership interests. Pursuant to the Agreement, J3 Energy LLC agreed to provide certain services directly related to raising additional capital for the Company. The agreement terminated on September 30, 2008. Compensation under the agreement was $8,000 per month. During the year ended August 31, 2009, the Company paid $8,000 related to this agreement. During the period from inception (December 28, 2007) to August 31, 2008, the Company paid $24,000 related to this agreement.

      In connection with the merger, the Company entered into an agreement with two directors to provide consulting services. The initial term of the agreement is one year. Compensation under the agreement is $10,000 per month. During the year ended August 31, 2009, the Company paid $120,000 related to this agreement.

       The Company issued 31,733 placement agent warrants in connection with the Private Offering Memorandum dated December 1, 2008. Each placement agent warrant entitles the holder to purchase one Unit (which Unit is identical to the Units sold under the Private Offering Memorandum dated December 1, 2008) at a price of $3.60. Each Unit consisted of two shares of common stock, one Series A warrant, and one Series B warrant. The Series A and Series B warrants issuable upon

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                            August 31, 2009 and 2008

exercise of the placement agent warrants are not considered outstanding for accounting purposes until such time, if ever, that the placement agent warrants are exercised. In the event that the placement agent warrants are exercised, the Company will be obligated to issue 31,733 Series A warrants and 31,733 Series B warrants.

8.     Income Taxes

      The Company records deferred taxes in accordance with Statement of Financial Accounting Standards 109 "Accounting for Income Taxes". The statement requires recognition of deferred tax assets and liabilities for temporary differences between the tax bases of assets and liabilities and the amounts at which they are carried in the financial statements, the effect of net operating losses, based upon the enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

      The Company's deferred tax assets, valuation allowance, and change in valuation allowance are as follows:

                   Estimated             Estimated              Change in
                   NOL carry-    NOL    tax benefit  Valuation  valuation  Net tax
Period Ending       forward    expires   from NOL    allowance  allowance  benefit
-------------      ----------  -------  -----------  ---------  ---------  -------

August 31, 2009    $1,301,000   2029     $420,000   $(420,000)  $(420,000)  $   --
August 31, 2008    $  165,000   2028     $ 61,000   $ (61,000)  $ (61,000)  $   --


     Income taxes at the statutory rate are reconciled to reported income tax expense (benefit) as follows:

                                                                2009     2008

      Federal tax expense (benefit) at statutory rate           (34%)    (34%)
      State tax expense (benefit) at statutory rate, net        ( 3%)    ( 3%)
      Deferred income tax valuation allowance                    37%      37%
                                                               -----    -----
      Reported tax rate                                          --%      --%
                                                               =====    =====

       At this time, the Company is unable to determine if it will be able to benefit from its deferred tax asset. There are limitations on the utilization of net operating loss carry-forwards, including a requirement that losses be offset against future taxable income, if any. In addition, there are limitations imposed by certain transactions which are deemed to be ownership changes. Accordingly, a valuation allowance has been established for the entire deferred tax asset.

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                            August 31, 2009 and 2008

9.     Supplemental Oil and Gas Information (unaudited)

      Costs Incurred: Costs incurred in oil and gas property acquisition, exploration and development activities and related depletion per barrel of oil equivalent for the year ended August 31, 2009, were:

                Acquisition costs            $420,478
                Exploration costs                  --
                Development costs           2,408,030
                                           ----------
                 Total Costs Incurred      $2,828,508
                                           ==========
                Depletion per barrel of
                 oil equivalent            $    13.86
                                           ==========

      Supplemental Oil and Gas Reserve Information: Reserve information for the properties was prepared in accordance with guidelines established by the SEC. The Company engaged Ryder Scott Company to estimate proved reserves for all properties as of August 31, 2009.

      Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering date demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (prices and costs held constant as of the date the estimate is made). Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

      As of August 31, 2009, all of the Company's proved reserves were located within the United States and all were considered to be proved developed reserves.

      The following table sets forth information regarding the Company's estimated net total proved oil and gas reserve quantities for the year ended August 31, 2009:

                                                  Oil          Gas        BOE
                                       ---------------------------------------

      Balance, August 31, 2008                     -             -           -
      Revision of previous estimates               -             -           -
      Purchase of reserves in place                -             -           -
      Extensions, discoveries, and
      other additions                          8,160        30,066      13,171
      Sale of reserves in place                    -             -           -
      Production                              (1,730)       (4,386)     (2,461)
                                             --------     ---------   ---------
      Balance, August 31, 2009                 6,430        25,680      10,710
                                             ========     ========    =========

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                            August 31, 2009 and 2008

     Oil reserves are stated in barrels, gas reserves are stated in mcf, and barrels of oil equivalent (Boe) are calculated using a conversion of 6 mcf to 1 barrel.

      Standardized Measure of Discounted Future Net Cash Flows: Guidelines are prescribed by SFAS 69, "Disclosures about Oil and Gas Producing Activities" for computing a standardized measure of future net cash flows and changes therein related to estimated proved reserves. Future oil and gas sales and production and development costs have been estimated using prices and costs in effect at the end of the fiscal year. All cash flow amounts are discounted at 10%.

      As of August 31, 2009, based on our net oil and gas prices of $61.24 per barrel of oil and $2.05 per mcf of natural gas, the value of proved reserves did not support the costs included in the full cost pool. Accordingly, an impairment allowance of $945,079 was recorded for the year ended August 31, 2009.

      The following table sets forth the Company's future net cash flows relating to proved oil and gas reserves based on the standardized measure prescribed in SFAS 69.

            Future cash inflows                    $ 446,485
            Future production costs                 (141,134)
            Future development costs                      --
            Future income tax expense                     --
                                                  -----------
            Future net cash flows                    305,351
            10% annual discount                      (72,394)
                                                  -----------
            Standardized measure of discounted
                future net cash flows             $  232,957
                                                  ===========

      The principle sources of change in the standardized measure of discounted future net cash flows are:

            Balance, August 31, 2008               $      --
            Sales of oil and gas, net                (82,549)
            Extensions and discoveries               315,506
                                                   ----------
            Balance, August 31, 2009               $ 232,957
                                                   ==========

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                            August 31, 2009 and 2008


10.     Subsequent Events

      The Company evaluated all events subsequent to the balance sheet date of August 31, 2009, through the date of issuance of these financial statements and has determined that, except as set forth below, there are no subsequent events that require disclosure.

      After the end of the fiscal year, and through October 31, 2009, the Company commenced a drilling program comprising seven wells with an estimated total cost, to its interest, of approximately $2,200,000.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors
Synergy Resources Corporation, formerly Brishlin Resources, Inc.

We have audited the accompanying balance sheets of Synergy Resources Corporation, formerly Brishlin Resources, Inc. (an Exploration Stage Company) as of August 31, 2008 and December 31, 2007, and the related statements of operations, changes in shareholders' equity, and cash flows for the eight months ended August 31, 2008, the year ended December 31, 2007, and the period from inception (May 11, 2005) to August 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States.) Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Synergy Resources Corporation, formerly Brishlin Resources, Inc. (an Exploration Stage Company) as of August 31, 2008 and December 31, 2007, and the results of its operations and cash flows for the eight months ended August 31, 2008, the year ended December 31, 2007, and the period from inception (May 11, 2005) to August 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has no revenue generating operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Stark Winter Schenkein & Co., LLP
Denver, Colorado
January 23, 2009

                          SYNERGY RESOURCES CORPORATION
                       (Formerly Brishlin Resources, Inc.)
                         (An Exploration Stage Company)
                                 BALANCE SHEETS


                                                       August 31,   December 31,
                                                          2008          2007
                                                       ----------   ------------
                            ASSETS

Current assets:
 Cash and cash equivalents                             $   7,569     $  20,440
 Prepaid expenses                                          1,428             -
                                                       ----------    ----------
     Total current assets                                  8,997        20,440
                                                       ----------    ----------

Oil and gas properties, at cost, using full
cost method
  Oil and gas properties, net                             39,125        39,125

Other assets                                               1,328         1,265
                                                       ----------    ----------
       Total assets                                    $  49,450     $  60,830
                                                       ==========    ==========

             LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Accounts payable and accrued expenses                 $  44,906     $  26,395
 Accrued salaries, benefits, and taxes                     3,604        33,855
                                                       ----------    ----------
     Total current liabilities                            48,510        60,250
                                                       ----------    ----------
Shareholders' equity:
   Preferred stock - $0.01 par value, 10,000,000
   shares authorized:
    no shares issued and outstanding                           -             -
   Common stock - $0.001 par value, 100,000,000
   shares authorized:
    1,038,000 and 978,000 shares issued and
    outstanding at August 31, 2008 and December
    31, 2007, respectively                                 1,038           978
   Additional paid-in capital                          1,015,262       815,322
   (Deficit) accumulated during the exploration stage (1,015,360)     (815,720)
                                                       ----------    ----------
      Total shareholders' equity                             940           580
                                                       ----------    ----------
      Total liabilities and shareholders' equity       $  49,450     $  60,830
                                                       ==========    ==========



The accompanying notes are an integral part of these financial statements.

                          SYNERGY RESOURCES CORPORATION
                       (Formerly Brishlin Resources, Inc.)
                         (An Exploration Stage Company)
                            STATEMENTS OF OPERATIONS
                   for the eight months ended August 31, 2008,
                        the year ended December 31, 2007,
       and for the period from Inception (May 11, 2005) to August 31, 2008

                                      Eight Months                           Inception
                                         Ended           Year Ended      (May 11, 2005) to
                                    August 31, 2008   December 31, 2007   August 31, 2008
                                    ---------------   -----------------  -----------------

Revenues                             $          -       $          -        $          -
                                     -------------      -------------       -------------
Expenses:
 Oil and gas lease expense                  5,000                  -              13,325
 Impairment of oil and gas
   properties                                   -                  -             223,738
 General and administrative               194,730            282,641             785,240
                                     -------------      -------------       -------------
      Total expenses                      199,730            282,641           1,022,303
                                     -------------      -------------       -------------
Operating (loss)                         (199,730)          (282,641)         (1,022,303)

Other income (expense):
  Interest income                              90              1,280               6,943
                                     -------------      -------------       -------------
(Loss) before taxes                      (199,640)          (281,361)         (1,015,360)

Provision for income taxes                      -                  -                   -
                                     -------------      -------------       -------------

Net (loss)                           $   (199,640)      $   (281,361)       $ (1,015,360)
                                     =============      =============       =============
Net (loss) per common share:
  Basic and Diluted                  $      (0.20)      $      (0.29)
                                     =============      =============
Weighted average shares
outstanding:
  Basic and Diluted                     1,005,869            962,422
                                     =============      =============


The accompanying notes are an integral part of these financial statements.

                          SYNERGY RESOURCES CORPORATION
                       (Formerly Brishlin Resources, Inc.)
                         (An Exploration Stage Company)
                            STATEMENTS OF CASH FLOWS
                   for the eight months ended August 31, 2008,
                        the year ended December 31, 2007,
       and for the period from Inception (May 11, 2005) to August 31, 2008

                                             Eight Months                       Inception
                                                Ended          Year Ended     (May 11, 2005
                                              August 31,       December 31,      August 31,
                                                2008              2007             2008
                                             ------------      ------------    ------------
Cash flows from operating activities:
  Net (loss)                                  $(199,640)        $ (281,361)    $(1,015,360)
  Adjustments to reconcile net (loss)
    to net cash used by operating activities:
     Impairment of oil and gas properties             -                  -         223,738
  Changes in operating assets and liabilities:
     Prepaid expenses and other assets           (1,491)                 -          (2,756)
     Accounts payable and accrued expenses       38,260             25,942          91,350
                                              ---------         ----------     -----------
    Total adjustments                            36,769             25,942         312,332
                                              ---------         ----------     -----------
  Net cash (used in) operating
    activities                                 (162,871)          (255,419)       (703,028)
                                              ---------         ----------     -----------

 Cash flows from investing activities:
   Proceeds from sale of oil and gas
     properties                                       -             23,922          23,922
     Investment in oil and gas  properties            -                  -        (123,625)
                                              ---------         ----------     -----------
   Net cash provided by (used in)
     investing activities                             -             23,922         (99,703)
                                              ---------         ----------     -----------

Cash flows from financing activities:
  Common stock subscription receivable                -             10,000               -
  Cash proceeds from sale of stock              150,000            225,000         810,300
                                              ---------         ----------     -----------
   Net cash provided by financing
     activities                                 150,000            235,000         810,300
                                              ---------         ----------     -----------

Net increase (decrease) in cash and
  equivalents                                   (12,871)             3,503           7,569
Cash and equivalents at beginning of
  period                                         20,440             16,937               -
                                              ---------         ----------     -----------
Cash and equivalents at end of period         $   7,569         $   20,440     $     7,569
                                              =========         ==========     ===========
Supplemental Cash Flow Information
   Interest paid                              $       -         $        -     $       370
                                              =========         ==========     ===========
   Income taxes paid                          $       -         $        -     $         -
                                              =========         ==========     ===========

Non-cash investing and financing activities:
  Shares issued in exchange for oil and
    gas properties                            $       -         $        -     $   156,000
                                              =========         ==========     ===========
Liabilities assumed in exchange for
   oil and gas properties                     $       -         $        -     $     7,160
                                              =========         ==========     ===========
Common stock issued for
   accrued compensation                       $  50,000         $        -     $    50,000
                                              =========         ==========     ===========


   The accompanying notes are an integral part of these financial statements.

                          SYNERGY RESOURCES CORPORATION
                       (Formerly Brishlin Resources, Inc.)
                         (An Exploration Stage Company)
             STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
         for the period from Inception (May 11, 2005) to August 31, 2008

                                                              (Deficit)
                                                              Accumulated
                               Common Stock       Additional    During        Total
                            -------------------    Paid-in    Exploration  Shareholders'
                            Number       Amount    Capital      Stage        Equity
                            ------       ------   ----------  ------------ -------------


Balance at Inception,
 May 11, 2005                   -        $    -     $     -     $      -      $     -

Shares issued for cash
 at $0.01                 630,000           630       5,670            -        6,300
Shares issued for cash
 at $0.20                  25,000            25       4,975            -        5,000
Shares issued in
 exchange for oil
 and gas properties         6,000             6       5,994            -        6,000
Shares issued for cash
 at $2.00                 117,500           118     234,882            -      235,000
Net (loss)                      -             -           -     (111,759)    (111,759)
                        ----------    ----------  ----------   ----------   ----------
Balance, December 31,
 2005                     778,500           779     251,521     (111,759)     140,541

Shares issued for cash
 at $2.00                  94,500            94     188,906            -      189,000
Shares issued in
 exchange for oil
 and gas properties        60,000            60     149,940            -      150,000
Net (loss)                      -             -           -     (422,600)    (422,600)
                        ----------    ----------  ----------   ----------   ----------
Balance, December 31,
 2006                     933,000           933     590,367     (534,359)      56,941

Shares issued for cash
 at $5.00                  45,000            45     224,955            -      225,000
Net (loss)                      -             -           -     (281,361)    (281,361)
                        ----------    ----------  ----------   ----------   ----------
Balance, December 31,
 2007                     978,000           978     815,322     (815,720)         580

Shares issued for cash
 at $5.00                  30,000            30     149,970            -      150,000
Shares issued for
 accrued Compensation
 at $1.67                  30,000            30      49,970            -       50,000
Net (loss)                      -             -           -     (199,640)    (199,640)
                        ----------    ----------  ----------   ----------   ----------
Balance, August 31,
 2008                   1,038,000     $   1,038   $1,015,262   $(1,015,360) $     940
                       ===========    ==========  ==========   ============ ==========


   The accompanying notes are an integral part of these financial statements.

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                 August 31, 2008

1.     Summary of Significant Accounting Policies

Basis of Presentation: Synergy Resources Corporation (formerly Brishlin Resources, Inc.) (the "Company") was organized under the laws of the State of Colorado on May 11, 2005. The Company plans to engage in oil, gas and mineral acquisitions, exploration, development and production service activities, primarily in the western region of the United States. The Company is in its exploration stage and has not yet generated any revenues from operations.

Reverse Stock Split: On September 8, 2008, Brishlin shareholders approved a reverse stock split of the outstanding shares of common stock, pursuant to which each ten shares of the Company's pre-split common stock issued and outstanding was exchanged for one share of the Company's post-split common stock. After giving effect to the reverse stock split, there were 1,038,000 shares of Brishlin common stock issued and outstanding. All share and per share amounts presented in this report have been retroactively adjusted to reflect the reverse stock split.

Cash and Cash Equivalents: The Company considers cash in banks, deposits in transit, and highly liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents.

Oil and Gas Properties: The Company uses the full cost method of accounting for costs related to its oil and natural gas properties. All of the properties acquired by the Company since inception are currently undergoing evaluation and are not yet included in the depletion, depreciation, and amortization calculation. After the properties are evaluated, the capitalized costs included in the full cost pool will be depleted on an aggregate basis using the units-of-production method. A change in proved reserves without a corresponding change in capitalized costs will cause the depletion rate to increase or decrease.

Both the volume of proved reserves and any estimated future expenditures to be used for the depletion calculation will be based on estimates such as those described under "Oil and Gas Reserves" below.

The capitalized costs in the full cost pool will be subject to a ceiling test that limits such pooled costs to the aggregate of the present value of future net revenues attributable to proved oil and natural gas reserves discounted at 10 percent plus the lower of cost or market value of unproved properties less any associated tax effects. If such capitalized costs exceed the ceiling, the Company will record a write-down to the extent of such excess as a non-cash charge to earnings. Any such write-down will reduce earnings in the period of occurrence and result in lower depreciation and depletion in future periods. A write-down may not be reversed in future periods, even though higher oil and natural gas prices or increased reserves may subsequently increase the ceiling.

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                 August 31, 2008

Changes in oil and natural gas prices are expected to have the most significant impact on the Company's ceiling test. In general, the ceiling is lower when prices are lower. Even though oil and natural gas prices can be highly volatile over weeks and even days, the ceiling calculation dictates that prices in effect as of the last day of the test period be used and held constant. The resulting valuation is a snapshot as of that day and, thus, is not necessarily indicative of a true fair value that would be placed on the Company's reserves by the Company or by an independent third party. Therefore, the future net revenues associated with the estimated proved reserves are not based on the Company's assessment of future prices or costs, but rather are based on prices and costs in effect as of the end the test period.

Oil and Gas Reserves: The determination of depreciation and depletion expense as well as ceiling test write-downs related to the recorded value of the Company's oil and natural gas properties will be highly dependent on the estimates of the proved oil and natural gas reserves. Oil and natural gas reserves include proved reserves that represent estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. There are numerous uncertainties inherent in estimating oil and natural gas reserves and their values, including many factors beyond the Company's control. Accordingly, reserve estimates are often different from the quantities of oil and natural gas ultimately recovered and the corresponding lifting costs associated with the recovery of these reserves

Property Retirement Obligation: The Company follows the guidelines of Statement of Financial Accounting Standards No. 143 (SFAS 143), "Accounting for Asset Retirement Obligations." SFAS 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period that it is incurred if a reasonable estimate of fair value can be made.

The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Company has determined that it has no material property retirement obligations as of August 31, 2008.

Stock Based Compensation: The Company's 2005 Non-Qualified Stock Option and Stock Grant Plan (the "Plan") authorizes the granting of nonqualified options to purchase shares of the Company's common stock. The Plan is administered by the Board of Directors which determines the terms pursuant to which any option is granted.

The Company accounts for this Plan in accordance with SFAS 123(R), "Share-Based Payment," requiring the Company to record compensation costs for the Company's stock option plans determined in accordance with the fair value based method prescribed in SFAS 123(R). The Company estimates the fair value of stock option at their grant date by using the Black-Scholes-Merton option pricing model and provides for expense recognition over the service period, if any, of the stock option. Since inception, the Company has not granted any options under the Plan, and, accordingly, has not recognized any stock based compensation expense.

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                 August 31, 2008

The Company accounts for common stock issued to employees for services based on the fair value of the equity instruments issued, and accounts for common stock issued to other than employees based on the fair value of the consideration received or the fair value of the equity instruments, whichever is more reliably measurable.

Per Share Amounts: SFAS 128, "Earnings Per Share," provides for the calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income (or loss) by the weighted-average number of shares outstanding during the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company, assuming the issuance of an equivalent number of common shares pursuant to options, warrants, or convertible debt arrangements. Diluted earnings per share does not include dilutive common stock equivalents for periods in which the Company incurs a loss because they would be anti-dilutive.

Income Taxes: Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with SFAS 109, "Accounting for Income Taxes", which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides for deferred taxes for the estimated future tax effects attributable to temporary differences and carry-forwards when realization is more likely than not.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States (US GAAP) requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management routinely makes judgments and estimates about the effects of matters that are inherently uncertain. Estimates that are critical to the accompanying financial statements include the identification and valuation of proved and probable reserves, treatment of exploration and development costs as either an asset or an expense, valuation of deferred tax assets, and the likelihood of loss contingencies Management bases its estimates and judgements on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates. Estimates and assumptions are revised periodically and the effects of revisions are reflected in the financial statements in the period it is determined to be necessary.

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                 August 31, 2008

Business Risks: The Company continually reviews the exploration and political risks it encounters in its operations. It mitigates the likelihood and potential severity of these risks through the application of high operating standards. The Company's operations have been and in the future may be, affected to various degrees by changes in environmental regulations, including those for future site restoration and reclamation costs. The Company's business is subject to extensive licensing, permitting, governmental legislation, control and regulations. The Company endeavors to be in compliance with these regulations at all times.

Fair Value of Financial Instruments: SFAS 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of August 31, 2008.

The respective carrying value of certain on-balance-sheet financial instruments approximate their fair values. These financial instruments include cash, cash equivalents, accounts payable and accrued expenses. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair value, or they are receivable or payable on demand.

Concentration of Credit Risk: The Company's operating cash balances are maintained in one primary financial institution and periodically exceed federally insured limits. The Company believes that the financial strength of these institutions mitigates the underlying risk of loss. To date, these concentrations of credit risk have not had a significant impact on the Company's financial position or results of operations.

Environmental Matters: Environmental costs are expensed or capitalized depending on their future economic benefit. Costs that relate to an existing condition caused by past operations with no future economic benefit are expensed. Liabilities for future expenditures of a non-capital nature are recorded when future environmental expenditures and/or remediation is deemed probable and the costs can be reasonably estimated. Costs of future expenditures for environmental remediation obligations are not discounted to their present value.

Recent Accounting Pronouncements: In March 2008 the Financial Accounting Standards Board ("FASB") issued SFAS 161, Disclosures about Derivative Instruments and Hedging Activities - an Amendment of FASB Statement No. 133 (SFAS 161), which becomes effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. This standard changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. Management is currently evaluating the impact of adopting this statement.

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                 August 31, 2008

In May 2008 the FASB issued SFAS 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162), which becomes effective upon approval by the SEC. This standard sets forth the sources of accounting principles and provides entities with a framework for selecting the principles used in the preparation of financial statements that are presented in conformity with GAAP. It is not expected to change any of our current accounting principles or practices and therefore, is not expected to have a material impact on our financial statements.

There were various other accounting standards and interpretations issued during 2008, none of which are expected to a have a material impact on the Company's financial position, operations or cash flows.

2.     Going Concern

The Company's financial statements are prepared on a going concern basis, which contemplates the realization of assets and satisfaction of obligations in the normal course of business. The Company has no source of operating revenue and has financed operations through the sale and exchange of equity. The Company has incurred losses since its inception aggregating $1,015,360. These conditions raise substantial doubt about the ability of the Company to continue as a going concern.

The Company has raised total cash proceeds of $810,300 in sales of common stock from inception through August 31, 2008. Management believes that these proceeds will not be sufficient to fund its operating activity and other capital resource demands during the next twelve months.

The Company's ability to continue as a going concern is contingent upon its ability to raise funds through the sale of equity, joint venture or sale of its assets, and attaining profitable operations. The financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should the Company not continue as a going concern.

3.     Oil and Gas Properties

In June 2005 the Company purchased a 2% interest in a shut-in well in Morgan County, Colorado in exchange for 6,000 shares of the Company's restricted common stock, valued at $6,000. In January 2006 the Company purchased from a related party an additional 7.875% interest in the same property for the sum of $23,625. The well's primary producing zones are the D-Sand, J-Sand and a variety of shallower sands, such as the Niobrara and the Greenhorn. The Morgan County well holds 160 acres of surrounding leasehold interest and is shut-in awaiting a pipeline for delivery.

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                 August 31, 2008

In May 2006 the Company purchased an additional 11.875% working interest in the Morgan County well outlined above. As part of the same transaction, the Company purchased an 11.875% working interest in 2 wells and 1,160 leased acres located in Logan County, Colorado in exchange for $250,000, of which $100,000 was paid in cash at closing, and the balance of $150,000 was paid in the form of 60,000 shares of the Company's restricted common stock.

None of the wells were in production and no depletion, depreciation or amortization was recorded. As of December 31, 2006, the Company determined that these properties may have been impaired. Accordingly, a valuation allowance of $223,738 to reduce the carrying value of the properties to their estimated net realizable value was recorded as of December 31, 2006.

Effective August 31, 2007, the Company sold its interests in certain oil and gas properties located on Logan County, Colorado for net cash proceeds of $23,922. The value of these properties had previously been adjusted to reflect estimated fair market value and no additional loss was recognized in connection with the sale transaction

The Company is evaluating its remaining property to determine the appropriate future actions that should be taken. The Company may decide to commence production or dispose of the property. Since the interest in this property is a minority interest, the final decision with respect to the property will be jointly decided with the other ownership interests.

4.     Income Taxes

A reconciliation of the tax provision for 2008 and 2007 at statutory rates is comprised of the following components:

                                                          2008        2007
                                                          ----        ----

      Tax expense (benefit) at statutory rates        $ (74,000)   $ (95,000)
      Increase in estimated tax rates                   (23,000)          --
      Valuation allowance                                97,000       95,000
                                                      ----------   ----------
      Reported tax provision                          $      --    $      --
                                                      ==========   ==========

Deferred tax assets and liabilities represent the future impact of temporary differences between the financial statement and tax bases of assets and liabilities. Those items consist of the following as of August 31, 2008 and December 31, 2007:

                                                2008           2007
                                                ----           ----
      Deferred tax assets:
      Net operating loss carryforwards       $ 374,000      $ 277,000
      Less valuation allowance                (374,000)      (277,000)
                                             ----------    -----------
      Net deferred tax asset                 $      --     $       --
                                             ==========    ===========

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                 August 31, 2008

Total deferred tax assets and the valuation allowance increased by approximately $97,000 during 2008.

At August 31, 2008, the Company has tax loss carryforwards approximating $1,012,000 that expire at various dates through 2028. At this time, the Company is unable to determine if it will be able to benefit from its deferred tax asset. There are limitations on the utilization of net operating loss carryforwards, including a requirement that losses be offset against future taxable income, if any. In addition, there are limitations imposed by certain transactions which are deemed to be ownership changes. Accordingly, a valuation allowance has been established for the entire deferred tax asset.

5.     Shareholders' Equity

Preferred Stock: The Company has authorized 10,000,000 shares of preferred stock with a par value of $0.01. These shares may be issued in series with such rights and preferences as may be determined by the Board of Directors. Since inception, the Company has not issued any preferred shares.

Common Stock: The Company has authorized 100,000,000 shares of $0.001 par value common stock.

Reverse Stock Split: On September 8, 2008, Brishlin shareholders approved a reverse stock split of the outstanding shares of common stock, pursuant to which each ten shares of Brishlin's pre-split common stock issued and outstanding was exchanged for one share of the Company's post-split common stock. After giving effect to the reverse stock split, there were 1,038,000 shares of Brishlin common stock issued and outstanding. All share and per share amounts presented in this report have been retroactively adjusted to reflect the reverse stock split.

At inception, the Company issued 630,000 common shares to its founders for cash proceeds of $6,300.

On June 6, 2005, the Company issued 25,000 common shares to a private investor for cash proceeds of $5,000.

During 2005 the Company issued 6,000 shares of common stock in exchange for a 2% working interest in the Stroh #1 lease. The shares were valued at $6,000. In private transactions, the Company sold 117,500 shares of common stock at $2.00 per share for cash proceeds of $235,000.

During 2006 the Company issued 94,500 shares of common stock at $2.00 per share for cash proceeds of $189,000. In addition, the Company issued 60,000 shares of common stock in exchange for oil and gas properties including the Stroh #1, Marostica #1, and Lutin #1. The shares were valued at $150,000, or $2.50 per

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                 August 31, 2008

share, based upon the negotiated value between the seller and the buyer.

During the year ended December 31, 2007, the Company issued 45,000 shares of common stock at $5.00 per share for cash proceeds of $225,000.

During the eight months ended August 31, 2008, the Company issued 30,000 shares of common stock at $5.00 per share for cash proceeds of $150,000.

Effective June 16, 2008, the Company exchanged 30,000 restricted shares of common stock, valued at $1.67 per share, based upon quoted market prices, for accrued and unpaid compensation of $50,000 payable to officers.

6.      Commitments and Contingencies

Effective October 1, 2007, the Company entered into a twelve month lease on office space in Colorado Springs, Colorado. Rental payments approximate $1,328 per month. As of August 31, 2008, future minimum lease obligations consisted of one month's rent, approximating $1,328. Rent expense approximated $10,624 for the eight months ended August 31, 2008, and $15,400 for the year ended December 31, 2007.

Pursuant to employment agreements with its executive officers which were effective from June 1, 2005 through June 30, 2008, the officers each earned $5,000 per month. Effective June 16, 2008, the officers agreed to exchange accrued and unpaid compensation of $50,000 for 30,000 restricted shares of the Company's common stock, valued at a price of $1.67 per share, based on quoted market prices. In anticipation of the business combination with Synergy Resources Corporation (see Note 7), the employment agreements were terminated effective June 30, 2008. Total compensation expense recorded under the agreements was $60,000 for the eight months ended August 31, 2008, and $120,000 for the year ended December 31, 2007.

7.     Subsequent Events

On September 10, 2008, the Company acquired approximately 89% of the outstanding shares of Synergy Resources Corporation ("Synergy") pursuant to an Agreement to Exchange Common Stock ("Share Exchange Agreement"). The Company acquired all the remaining outstanding shares of Synergy in separate transactions. In total, 9,960,000 shares of common stock were issued in exchange for 9,960,000 outstanding shares of Synergy.

The Share Exchange Agreement further provides that the Company agree to issue substitute Series A warrants to replace similar warrants held by certain shareholders of Predecessor Synergy to purchase 2,060,000 shares of common stock at $6.00 per share. Furthermore, the

                          SYNERGY RESOURCES CORPORATION
                         (An Exploration Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                 August 31, 2008

Company agreed to issue substitute options to replace similar options outstanding prior to the merger transaction, which options provide for the purchase of 2,000,000 shares of common stock at $1.00 per share and 2,000,000 shares of common stock at $10.00 per share. Using the Black-Scholes-Merton option-pricing model, the Company estimated that the fair value of the replacement options exceeded the fair value of the options surrendered by $10,185,345. The assumptions used in the model were: expected life of 2.5 years, stock price of $3.50 at date of grant, volatility of 166%, dividend yield of 0%, and interest rate of 2.63%. The additional expense of $10,185,345 will be pro-rated over the remaining vesting period.
..
In conjunction with the acquisition of Synergy, the majority of the shareholders of the Company also voted to change its name to Synergy Resources Corporation.

On September 8, 2008, the Company's Board of Directors declared a dividend in the form of one Series A Warrant to purchase one share of post-split common stock for $6.00, exercisable upon issuance until the earlier of December 31, 2012, or twenty days following written notification from the Company that its common stock had a closing price at or above $7.00 for any of twenty consecutive trading days. Shareholders of record as of September 9, 2008, are entitled to receive the dividend, which is payable only after receipt by the Company of an effective date for a registration statement covering the warrants and underlying common stock.

In connection with the merger, the Company entered into an agreement with two directors to provide consulting services. The initial term of the agreement is one year. Compensation under the agreement is $10,000 per month.

In October 2008, certain directors and former officers paid accrued legal fees on behalf of the Company in the amount of $17,000, which was recorded as contributed capital.

In December 2008, the Company commenced a private offering to sell shares of its common stock and warrants. As of January 23, 2009, the Company had received cash proceeds of $278,001 for the sale of 185,334 common shares and warrants.

Effective December 1, 2008, the Company purchased 1,000,000 shares of its common stock from one of the original Predecessor Synergy shareholders for $1,000, which was the price at which the shares were sold to the shareholder.

Effective December 31, 2008, the Company granted stock options to an employee to purchase 100,000 shares of common stock at an exercise price of $3.00 and a term of ten years. Using the Black-Scholes-Merton option-pricing model, the Company estimates the fair value of the options to be approximately $186,000. The assumptions used in the model were: expected life of 5 years, stock price of $2.00 at date of grant, volatility of 166%, dividend yield of 0%, and interest rate of 3.13%.

                          SYNERGY RESOURCES CORPORATION

                          INTERIM FINANCIAL STATEMENTS
                                FEBRUARY 28, 2010
                                   (Unaudited)

                           SYNERGY RESOURCES CORPORATION
                                   BALANCE SHEETS

                                                     February 28,    August 31,
                                                         2010           2009
                                                     ------------   ------------
                                                     (unaudited)
                          ASSETS
Current assets:
   Cash and cash equivalents                         $ 8,875,185    $ 2,854,659
                                                     ------------   ------------
   Accounts receivable                                   459,528         84,643

   Accounts receivable, related party                     65,536              -

   Inventory                                             799,570      1,132,685

   Other current assets                                   52,743         21,105
                                                     ------------   ------------
       Total current assets                           10,252,562      4,093,092
                                                     ------------   ------------
Property and equipment:

   Oil and gas properties, full cost method, net       4,471,750        653,435
   Other property and equipment, net                         819          1,041
                                                     ------------   ------------
       Property and equipment, net                     4,472,569        654,476
                                                     ------------   ------------

Debt issuance costs, net of amortization               1,295,038              -
Other assets                                              85,000         85,000
                                                     ------------   ------------
       Total assets                                  $16,105,169    $ 4,832,568
                                                     ============   ============

           LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                  $   833,570    $   622,734
   Accounts payable, related party                        20,989              -
   Accrued expenses                                      150,786         59,579
   Bank loan payable                                     396,080      1,161,811
                                                     ------------   ------------
       Total current liabilities                       1,401,425      1,844,124

Asset retirement obligation                               51,000              -
Convertible promissory notes, net of discount          8,598,360              -
Derivative conversion liability                        2,257,987              -
                                                     ------------   ------------
       Total liabilities                              12,308,772      1,844,124
                                                     ------------   ------------
Commitments and contingencies (See Note 7)

Shareholders' equity:
   Preferred stock - $0.01 par value, 10,000,000
   shares authorized:
       no shares issued and outstanding                        -              -
   Common stock - $0.001 par value, 100,000,000
   shares authorized:
       11,998,000 shares issued and outstanding           11,998         11,998
   Additional paid-in capital                         17,134,980     15,521,697
   Accumulated (Deficit)                             (13,350,581)   (12,545,251)
                                                     ------------   ------------
       Total shareholders' equity                      3,796,397      2,988,444
                                                     ------------   ------------
       Total liabilities and shareholders' equity    $16,105,169    $ 4,832,568
                                                     ============   ============


   The accompanying notes are an integral part of these financial statements.

                          SYNERGY RESOURCES CORPORATION
                            STATEMENTS OF OPERATIONS
             for the three months ended February 28, 2010 and 2009,
                                   (unaudited)

                                              Three Months        Three Months
                                                 Ended               Ended
                                           February 28, 2010   February 28, 2009
                                           -----------------   -----------------

Oil and gas revenues                         $     335,725       $           -
                                             --------------      --------------
Expenses:
    Lease operating expenses                        47,152               3,176
    Depreciation and depletion                      64,733                   -
    General and administrative                     294,278           3,629,035
    Administrative services contract -
      related party                                 60,000              60,000
    Consulting fees - related party                      -              30,000
                                             --------------      --------------
                    Total expenses                 466,163           3,722,211
                                             --------------      --------------
Operating loss                                    (130,438)         (3,722,211)
                                             --------------      --------------
Other (expense) income:
    Accretion of debt discount                    (245,343)                  -
    Amortization of debt issuance costs           (100,137)                  -
    Interest expense, net                          (68,656)                  -
    Interest income                                    913               4,179
                                             --------------      --------------
           Total other (expense) income           (413,223)              4,179
                                             --------------      --------------
Loss before taxes                                 (543,661)         (3,718,032)

Provision for income taxes                               -                   -
                                             --------------      --------------
Net loss                                     $    (543,661)      $  (3,718,032)
                                             ==============      ==============
Net loss per common share:
     Basic and Diluted                       $       (0.05)      $       (0.36)
                                             ==============      ==============
Weighted average shares outstanding:
     Basic and Diluted                          11,998,000          10,228,393
                                             ==============      ==============


   The accompanying notes are an integral part of these financial statements.

                          SYNERGY RESOURCES CORPORATION
                            STATEMENTS OF OPERATIONS
              for the six months ended February 28, 2010, and 2009,
                                   (unaudited)

                                              Six Months          Six Months
                                                 Ended              Ended
                                           February 28, 2010  February 28, 2009
                                           -----------------  -----------------

Oil and gas revenues                         $     388,511       $           -
                                             --------------      --------------
Expenses:
    Lease operating expenses                        55,042               5,576
    Depreciation and depletion                      92,939                   -
    General and administrative                     515,410           7,259,034
    Administrative services contract -
      related party                                120,000             120,000
    Consulting fees - related party                      -              60,000
                                             --------------      --------------
                    Total expenses                 783,391           7,444,610
                                             --------------      --------------
Operating loss                                    (394,880)         (7,444,610)
                                             --------------      --------------
Other (expense) income:
    Accretion of debt discount                    (245,343)                  -
    Amortization of debt issuance costs           (100,137)                  -
    Interest expense, net                          (68,656)                  -
    Interest income                                  3,686              11,642
                                             --------------      --------------
            Total other (expense) income          (410,450)             11,642
                                             --------------      --------------
Loss before taxes                                 (805,330)         (7,432,968)

Provision for income taxes                               -                   -
                                             --------------      --------------
Net loss                                     $    (805,330)      $  (7,432,968)
                                             ==============      ==============
Net loss per common share:
    Basic and Diluted                        $       (0.07)      $       (0.70)
                                             ==============      ==============
Weighted average shares outstanding:
    Basic and Diluted                           11,998,000          10,553,073
                                             ==============      ==============

   The accompanying notes are an integral part of these financial statements.

                          SYNERGY RESOURCES CORPORATION
                            STATEMENTS OF CASH FLOWS
              for the six months ended February 28, 2010 and 2009,
                                   (unaudited)

                                           Six Months Ended   Six Months Ended
                                           February 28, 2010  February 28, 2009
                                           -----------------  -----------------

Cash flows from operating activities:
  Net loss                                   $    (805,330)      $  (7,432,968)
                                             --------------      --------------
  Adjustments to reconcile net loss to
  net cash used in operating activities:
      Depreciation and depletion                    92,939                  74
      Accretion of debt discount                   245,343                   -
      Amortization of debt issuance cost           100,137                   -
      Stock-based compensation                      10,829           6,852,604
  Changes in operating assets and
  liabilities:
      Increase in accounts receivable             (374,885)                  -
      Increase in accounts receivable -
        related party                              (65,536)                  -
      Decrease in inventory                        333,115                   -
      Increase in other current assets             (31,638)            (14,057)
      Increase in accounts payable                  99,722             235,979
      Increase in accounts payable -
        related party                               20,989                   -
      Increase in accrued taxes and
        expenses                                    91,207               5,030
      Effect of merger on operating
        assets (liabilities)                             -             (31,438)
                                             --------------      --------------
    Total adjustments                              522,222           7,048,192
                                             --------------      --------------
    Net cash used in operating activities         (283,108)           (384,776)
                                             --------------      --------------
Cash flows from investing activities:
     Acquisition of property and equipment      (3,748,918)           (640,057)
     Cash acquired in merger                             -               3,987
                                             --------------      --------------
     Net cash used in investing activities      (3,748,918)           (636,070)
                                             --------------      --------------
Cash flows from financing activities:
     Cash proceeds from convertible
       promissory notes                         11,761,000                   -
     Cash proceeds from sale of stock                    -             774,295
     Debt Issuance Costs                          (942,717)           (243,900)
     Debt principal payments                      (765,731)                  -
     Repurchase of shares                                -              (1,000)
                                             --------------      --------------
     Net cash provided by financing
       activities                               10,052,552             529,395
                                             --------------      --------------
Net increase (decrease) in cash and
  equivalents                                    6,020,526            (491,451)

Cash and equivalents at beginning of
  period                                         2,854,659           2,292,341
                                             --------------      --------------
Cash and equivalents at end of period        $   8,875,185       $   1,800,890
                                             ==============      ==============
SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES:
  Net assets acquired in merger              $           -       $      11,675
  Asset Retirement Obligation                       51,000                   -
  Placement Agent Warrants                         452,458                   -
  Accrued Capital Expenditures                     111,114                   -
  Cash paid interest                               124,128                   -

   The accompanying notes are an integral part of these financial statements.

                          SYNERGY RESOURCES CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                February 28, 2010
                                   (Unaudited)

1.     Description of Business and Summary of Significant Accounting Policies

      Basis of Presentation: Synergy Resources Corporation (the "Company") represents the result of a merger transaction on September 10, 2008, between Brishlin Resources, Inc. ("Predecessor Brishlin"), a public company, and Synergy Resources Corporation ("Predecessor Synergy"), a private company. In conjunction with the transaction, Predecessor Brishlin changed its name to Synergy Resources Corporation. The Company was organized under the laws of the State of Colorado and, for accounting purposes, the inception date is deemed to be December 28, 2007, the day that Predecessor Synergy was organized. The Company is engaged in oil and gas acquisitions, exploration, development and production activities, primarily in the area known as the Denver-Julesburg Basin. The Company has adopted August 31st as the end of its fiscal year.

      Interim Financial Information: The interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") as promulgated in Item 210 of Regulation S-X. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP") have been condensed or omitted pursuant to such SEC rules and regulations. The Company believes that the disclosures included are adequate to make the information presented not misleading, and recommends that these financial statements be read in conjunction with the audited financial statements and notes thereto for the year ended August 31, 2009.

      In management's opinion, the unaudited financial statements contained herein reflect all adjustments, consisting solely of normal recurring items, which are necessary for the fair presentation of the Company's financial position, results of operations, and cash flows on a basis consistent with that of its prior audited financial statements. However, the results of operations for interim periods may not be indicative of results to be expected for the full fiscal year.

      Exploration Stage Company: As of August 31, 2009, the Company was considered an exploration stage company for accounting purposes. Subsequent to August 31, 2009, the Company completed the requirements to exit the exploration stage.

      Reclassifications: Certain amounts previously presented for prior periods have been reclassified to conform with the current presentation. The reclassifications had no effect on net loss, total assets, or total shareholders' equity.

      Cash and Cash Equivalents: The Company considers cash in banks, deposits in transit, and highly liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents.

      Inventory: Inventories consist primarily of tubular goods and well equipment to be used in future drilling operations or repair operations and are carried at the lower of cost or market.

                          SYNERGY RESOURCES CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                February 28, 2010
                                   (Unaudited)

      Oil and Gas Properties: The Company uses the full cost method of accounting for costs related to its oil and gas properties. Accordingly, all costs associated with acquisition, exploration, and development of oil and gas reserves (including the costs of unsuccessful efforts) are capitalized into a single full cost pool. These costs include land acquisition costs, geological and geophysical expense, carrying charges on non-producing properties, costs of drilling and overhead charges directly related to acquisition and exploration activities.

      Capitalized costs of oil and gas properties are amortized using the unit-of-production method based upon estimates of proved reserves. For amortization purposes, the volume of petroleum reserves and production is converted into a common unit of measure at the energy equivalent conversion rate of six thousand cubic feet of natural gas to one barrel of crude oil. Investments in unevaluated properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.

      Under the full cost method of accounting, a ceiling test is performed each quarter. The full cost ceiling test is an impairment test prescribed by SEC regulations. The ceiling test determines a limit on the book value of oil and gas properties. The capitalized costs of proved oil and gas properties, net of accumulated depreciation, depletion, and amortization, the related deferred income taxes, and the cost of unevaluated properties, may not exceed the estimated future net cash flows from proved oil and gas reserves, less future cash outflows associated with asset retirement obligations that have been accrued plus the lower of cost or estimated fair value of unevaluated properties not being amortized. Prices are held constant for the productive life of each well. Net cash flows are discounted at 10%. If net capitalized costs exceed this limit, the excess is charged to expense and reflected as additional accumulated depreciation, depletion and amortization. The calculation of future net cash flows assumes continuation of current economic conditions, including current prices and costs. The ceiling is highly sensitive to changing prices for oil and gas. Once impairment expense is recognized, it cannot be reversed in future periods, even if increasing prices raise the ceiling amount. For the year ended August 31, 2009, the Company made a provision for impairment of oil and gas properties of $945,079. For the six months ended February 28, 2010, no provision for impairment was required.

      Oil and Gas Reserves: The determination of depreciation, depletion and amortization expense, as well as ceiling test write-downs related to the recorded value of the Company's oil and natural gas properties, will be highly dependent on the estimates of the proved oil and natural gas reserves. Oil and natural gas reserves include proved reserves that represent estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. There are numerous uncertainties inherent in estimating oil and natural gas reserves and their values, including many factors beyond the Company's control. Accordingly, reserve estimates are often different from the quantities of oil and natural gas ultimately recovered and the corresponding lifting costs associated with the recovery of these reserves.

                          SYNERGY RESOURCES CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                February 28, 2010
                                   (Unaudited)

      Capitalized Interest: The Company capitalizes interest on expenditures made in connection with exploration and development projects that are not subject to current amortization. Interest is capitalized during the period that activities are in progress to bring the projects to their intended use. During the six months ended February 28, 2010, interest expense of $55,472 was capitalized.

      Asset Retirement Obligations. The Company's activities are subject to various laws and regulations, including legal and contractual obligations to reclaim, remediate, or otherwise restore properties at the time the property is removed from service. A liability is initially recorded at the estimated present value for an obligation associated with the retirement of tangible long-lived assets in the period in which it is incurred if a reasonable estimate of fair value can be made. The amount of the liability is accreted each period by the Company's credit adjusted risk free interest rate. The costs associated with the obligation are added to the capitalized costs of the property and amortized using the unit of production method.

      Major Customer and Operating Region: The Company operates exclusively within the United States. Except for cash investments, all of the Company's assets are employed in, and all of its revenues are derived from, the oil and gas industry. For the six months ended February 28, 2010, the Company's sales were to three customers, all of which exceeded 10% of revenues. As of February 28, 2010, the accounts receivable balance was due from six customers, including other working interest owners which have been billed for their proportionate share of wells in progress and each customers' balance exceeded 10% of the total.

      Derivative Liability: The Company accounts for its embedded conversion features in its convertible promissory notes in accordance with the guidance for derivative instruments, which require a periodic valuation of their fair value and a corresponding recognition of liabilities associated with such derivatives. The recognition of derivative liabilities related to the issuance of convertible debt is applied first to the proceeds of such issuance as a debt discount, at the date of the issuance. Any subsequent increase or decrease in the fair value of the derivative liabilities is recognized as a charge or credit to operations.

      Revenue Recognition: Revenue is generally recognized for the sale of oil and gas when there is persuasive evidence of a sale arrangement, delivery has occurred, the price is determinable, and collection of sales proceeds is reasonably assured. Revenue is accrued when these four conditions have been satisfied and reasonable estimates can be made. Revenue estimates are prepared for the quantity of petroleum product delivered to the customer and the price that will be received. Payment is received at a later date, often sixty to ninety days after production. Revenue accruals are adjusted to reflect updated information as it is received.

                          SYNERGY RESOURCES CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                February 28, 2010
                                   (Unaudited)

      Earnings Per Share Amounts: Basic earnings per share includes no dilution and is computed by dividing net income (or loss) by the weighted-average number of shares outstanding during the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company. As of February 28, 2010, the Company has outstanding 23,227,654 potentially dilutive securities, (4,100,000 options, 11,777,029 warrants, and 7,350,625 conversion shares) all of which were excluded from the calculation because they were anti-dilutive. Also as of February 28, 2010, the Company had a contingent obligation to issue 63,466 potentially dilutive securities, all of which were excluded from the calculation because the contingency conditions had not been met.

      Stock-Based Compensation: The Company records stock-based compensation by estimating the fair value of stock options at their grant date using the Black-Scholes-Merton option-pricing model and provides for expense recognition over the service period, if any, of the stock option. The Company accounts for common stock issued to employees for services based on the fair value of the equity instruments issued, and accounts for common stock issued to other than employees based on the fair value of the consideration received or the fair value of the equity instruments, whichever is more reliably measurable.

      Income Taxes: Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes using the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides for deferred taxes for the estimated future tax effects attributable to temporary differences and carry-forwards when realization is more likely than not.

      Use of Estimates: The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management routinely makes judgments and estimates about the effects of matters that are inherently uncertain. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Estimates and assumptions are revised periodically and the effects of revisions are reflected in the financial statements in the period it is determined to be necessary. Actual results could differ from these estimates.

      Concentration of Credit Risk: The Company's operating cash balances are maintained in multiple financial institutions and, as of February 28, 2010, did not exceed federally insured limits. However, federal deposit insurance is subject to changes in rules and regulations, and the Company's operating cash balances may exceed coverage limits in the future. The Company reviews the

                          SYNERGY RESOURCES CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                February 28, 2010
                                   (Unaudited)

financial strengths and weaknesses of its depository institutions and attempts to mitigate the underlying risk of loss. To date, these concentrations of credit risk have not had a significant impact on the Company's financial position or results of operations.

      Debt Issuance Costs: Debt issuance costs include issuance costs incurred in connection with the sale of the Company's Convertible Promissory Notes, as well as the issuance of warrants to the placement agent for the offering, which are being amortized over the three year term of the Notes (see Note 4). The Company recorded amortization expense of $100,137 for the period ended February 28, 2010.

      Fair Value Measurements: Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company uses market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk. These inputs can either be readily observable, market corroborated or generally unobservable. Given the Company's historical market transactions, its markets and instruments are not liquid. Therefore, the Company expects that its fair value estimates will primarily be calculated using unobservable inputs and comparable market data from other industry participants using the best available information. Fair value balances are classified based on the observability of the various inputs.

      A fair value hierarchy was established that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

      Level 1--Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, listed securities and U.S. government treasury securities.

      Level 2--Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies, where substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

      Level 3--Pricing inputs include significant inputs that are generally less observable than objective sources. These inputs may be used with internally developed methodologies that result in management's best estimate of fair value. Level 3 includes those financial instruments that are valued using models or other valuation methodologies, where substantial assumptions are not observable in the marketplace throughout the full term of the instrument, cannot be derived from observable data or are not supported by observable levels at which

                          SYNERGY RESOURCES CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                February 28, 2010
                                   (Unaudited)

transactions are executed in the marketplace. At each balance sheet date, the Company performs an analysis of all applicable instruments and includes in Level 3 all of those whose fair value is based on significant unobservable inputs.

      Recently Adopted Accounting Standards. The Company evaluates the pronouncements of various authoritative accounting organizations, primarily the Financial Accounting Standards Board ("FASB"), the SEC, and the Emerging Issues Task Force ("EITF"), to determine the impact of new pronouncements on US GAAP and the impact on the Company. The Company has recently adopted the following new accounting standards:

      Accounting Standards Codification - In June 2009 FASB established the Accounting Standards Codification ("ASC") as the single source of authoritative US GAAP to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative US GAAP for SEC registrants. The ASC is a new structure which took existing accounting pronouncements and organized them by accounting topic. The ASC did not change current US GAAP, but was intended to simplify user access to all authoritative US GAAP by providing all the relevant literature related to a particular topic in one place. All previously existing accounting standards were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009, will be communicated by the FASB through Accounting Standards Updates
(ASUs). The ASC was effective during the period ended September 30, 2009. Adoption of the ASC did not have an impact on the Company's financial position, results of operations or cash flows.

      Subsequent Events - In May 2009 the ASC guidance for subsequent events was updated to establish accounting and reporting standards for events that occur after the balance sheet date but before financial statements are issued. The guidance was amended in February 2010. ASU 2010-09 sets forth: (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet in its financial statements, and (iii) the disclosures that an entity should make about events or transactions occurring after the balance sheet date in its financial statements. The amended ASU was effective immediately and its adoption had no impact on the Company's financial position, results of operations or cash flows.

      Business Combinations - In December 2007 the guidance for business combinations was updated to provide new guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any non-controlling interest in the acquiree. The updated guidance also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The Company adopted the updated guidance on September 1, 2009, and it will be applied to any future acquisitions.

                          SYNERGY RESOURCES CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                February 28, 2010
                                   (Unaudited)

      Non-controlling Interests - In December 2007 the guidance for non-controlling Interests was updated to establish accounting and reporting standards pertaining to: (i) ownership interests in subsidiaries held by parties other than the parent ("non-controlling interest"), (ii) the amount of net income attributable to the parent and to the non-controlling interest, (iii) changes in a parent's ownership interest, and (iv) the valuation of any retained non-controlling equity investment when a subsidiary is deconsolidated. If a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary is measured at fair value and a gain or loss is recognized in net income based on such fair value. For presentation and disclosure purposes, the guidance requires non-controlling interests (formerly referred to as minority interest) to be classified as a separate component of equity. The Company adopted the updated guidance on September 1, 2009. The adoption had no impact on the Company's financial position, results of operations or cash flows.

      Recent Accounting Pronouncements. The following accounting standards updates were recently issued and have not yet been adopted by the Company. These standards are currently under review to determine their impact on the Company's financial position, results of operations, or cash flows.

      Oil and Gas Disclosures - On December 29, 2008, the SEC announced final approval of new requirements for reporting oil and gas reserves to be effective in January 2010. The new disclosure requirements provide for consideration of new technologies in evaluating reserves, allow companies to disclose their probable and possible reserves to investors, report oil and gas reserves using an average price based on the prior 12 month period rather than year-end prices, and revise the disclosure requirements for oil and gas operations. The accounting for the limitation on capitalized costs for full cost companies will also be revised. The new rule is effective for years ending on or after December 31, 2009, and early adoption is not permitted. The Company has not yet evaluated the effects of these new rules on its financial statements and disclosures.

      In January 2010 the FASB issued ASU 2010-03, Extractive Industries-Oil and
Gas: Oil and Gas Reserve Estimation and Disclosure. This ASU amends the codification to align the reserve calculation and disclosure requirements with the requirements in the new SEC Rule, Modernization of Oil and Gas Reporting Requirements. The ASU is effective for fiscal years ending on or after December 31, 2009.

      ASU 2010-6 amends existing disclosure requirements about fair value measurements by adding required disclosures about items transferring into and out of levels 1 and 2 in the fair value hierarchy; adding separate disclosures about purchase, sales, issuances, and settlements relative to level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation. This ASU will be effective for the third quarter of 2010.

                          SYNERGY RESOURCES CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                February 28, 2010
                                   (Unaudited)


      ASU 2009-17 revises the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. This ASU will be effective for the third quarter of 2010.

      There were various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries. None of the updates referred to above are expected to a have a material impact on the Company's financial position, results of operations or cash flows.

2.     Management Plan

      The report of the Company's independent registered public accounting firm on the Company's audited financial statements as of August 31, 2009, contained an explanatory paragraph expressing significant uncertainty about the Company's ability to continue as a going concern. Since August 31, 2009, events have occurred that mitigate the uncertainties.

      During the six months ended February 28, 2010, the Company drilled eleven wells to total depth and each well encountered commercially productive formations. Seven of these wells are undergoing completion activities and four were brought on-stream during the six months ended February 28, 2010. Between December 29, 2009 and March 12, 2010, the Company received net proceeds of $16,651,023 from the sale of 180 units in a private offering. It is believed that the proceeds from this offering are sufficient to fund the completion of wells in progress and to meet existing obligations for the next twelve months.

      With the additional funding, the Company plans to expand its drilling program to include 24 new wells and may raise additional capital through the sale of its common stock and the issuance of debt instruments, and may also seek other funding or corporate transactions to achieve its business objectives.

3.     Property and Equipment

      Oil and gas property primarily consists of various interests in oil and gas leases, wells in progress, and producing and non-producing wells.

      Capitalized costs of property and equipment at February 28, 2010 and August 31, 2009, consisted of the following:

                          SYNERGY RESOURCES CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                February 28, 2010
                                   (Unaudited)

Oil and Gas Properties, full cost
method:
                                             February 28, 2010  August 31, 2009
                                             -----------------  ---------------
Unevaluated costs, not subject
to amortization:
 Acquisition and other costs                    $ 1,352,046      $   420,478
 Wells in progress                                1,811,032               --
                                                ------------     ------------
         Subtotal, unevaluated costs              3,163,078          420,478
                                                ------------     ------------
Evaluated costs:
 Producing and non-producing                      1,858,211          689,779
 Less, accumulated depletion                       (549,539)        (456,822)
                                                ------------     ------------
         Subtotal, evaluated costs                1,308,672          232,957
                                                ------------     ------------
          Oil and gas properties, net             4,471,750          653,435
                                                ------------     ------------
Other property and equipment:
  Office equipment                                    1,337            1,337
   Less, accumulated depreciation                      (518)            (296)
                                                ------------     ------------
    Other property and equipment, net                   819            1,041
                                                ------------     ------------
Total Property and Equipment, net               $ 4,472,569      $   654,476
                                                ============     ============

     The capitalized costs of evaluated oil and gas properties are depleted using the unit-of-production method based on estimated reserves and the calculation is performed quarterly. Production volumes for the quarter are compared to beginning of quarter estimated total reserves to calculate a depletion rate. For the six months ended February 28, 2010, depletion of oil and gas properties was $92,717 or $5.04 per barrel of oil equivalent, and depreciation of other property and equipment was $222.

4.      Bank Loan Payable

     The Company has a credit facility with a commercial bank. The borrowing arrangement provides for maximum borrowings up to $1,161,811 and is collateralized by tubular goods and certain other assets. The maximum allowable borrowing amount may be reduced by a reduction in the collateral. Effective November 1, 2009, terms of the agreement were modified to provide for 24 monthly payments of $16,738, including principal and interest. The loan bears interest at the prime rate plus 1/2%, with a minimum interest rate of 5.5%. The loan maturity date is November 1, 2011, at which time the entire remaining principal balance will be due. Interest costs of $27,473 were incurred and principal payments of $765,731 were made during the period ended February 28, 2010. As of February 28, 2010, the outstanding principal balance was $396,080. The loan is classified as a current liability because the outstanding principal balance will be reduced as the tubular goods are utilized, which is expected to occur during the next twelve months.

                          SYNERGY RESOURCES CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                February 28, 2010
                                   (Unaudited)

5.     Convertible Promissory Notes and Derivative Conversion Liability

      During the six months ended February 28, 2010, the Company received gross proceeds of $11,761,000 for the sale of 117.61 Units at $100,000 per Unit. Each Unit consists of one Convertible Promissory Note ("Note") in the principal amount of $100,000 and 50,000 warrants. The Notes bear interest at 8% per year, payable quarterly, and mature on December 31, 2012. Each warrant entitles the holder to purchase one share of common stock at a price of $6.00 per share and expires on December 31, 2014.

      With the proceeds from the offering, the Company plans to drill and complete oil and gas wells in the Wattenburg field, located in the Denver-Julesburg Basin. The Notes will be collateralized by any oil and gas wells drilled, completed, or acquired with the proceeds from the offering.

      Subsequent to February 28, 2010, the Company sold an additional 62.39 Units for gross proceeds of $6,239,000. In the aggregate, the Company sold 180 Units at $100,000 per Unit and received net proceeds of $16,651,023 after deducting commissions and offering costs.

      Proceeds received from sale of the Units have been allocated to the components of the Units based upon their estimated fair values. The estimated fair value of the warrants was $1,149,996, which was credited to additional paid in capital. The Notes contain an initial conversion price of $1.60, subject to adjustment under certain circumstances. The conversion feature was evaluated and is deemed to be an embedded derivative liability. The estimated fair value of the conversion feature was $2,257,987, which was credited to derivative conversion liability.

      Allocation of value to the components resulted in a debt discount of $3,407,983, which will be amortized over the 36 month life of the Notes. Certain details of the value allocation are presented in the following table:

                                              Derivative
                                   Warrants    Liability   Promissory Note
  -------------------------------------------------------------------------

  Face value of debt                                          $11,761,000
  Allocation of value to       $  1,149,996 $  2,257,987       (3,407,983)
   components
  Accretion of debt                                               245,343
   discount
                              ---------------------------------------------
  Carrying value at            $  1,149,996 $  2,257,987     $  8,598,360
  February 28, 2010
                              =============================================

                          SYNERGY RESOURCES CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                February 28, 2010
                                   (Unaudited)

6.     Asset Retirement Obligations

      During the six months ended February 28, 2010, the Company incurred obligations for its oil and gas operations which include estimated reclamation, remediation and closure costs. The estimated present value of the obligation is $51,000. There were no other liability additions, liability settlements, revision in estimated cash flows or accretion expense for the current period.

7.     Shareholders' Equity

      As of February 28, 2010, there were various warrants outstanding to purchase 11,777,029 shares of common stock. Each Series A warrant entitles the holder to purchase one share of common stock at a price of $6.00 per share. The Series A warrants expire on December 31, 2012, or earlier under certain conditions. As of February 28, 2010, there were Series A warrants outstanding to purchase 4,098,000 shares of common stock. Each Series B warrant entitles the holder to purchase one share of common stock at a price of $10.00 per share. The Series B warrants expire on December 31, 2012, or earlier under certain conditions. As of February 28, 2010, there were Series B warrants outstanding to purchase 1,000,000 shares of common stock. In addition to the Series A and B warrants, the Company issued 31,733 placement agent warrants in connection with the Private Offering Memorandum dated December 1, 2008. Each placement agent warrant entitles the holder to purchase one Unit (which Unit is identical to the Units sold under the Private Offering Memorandum dated December 1, 2008) at a price of $3.60. Each Unit consists of two shares of common stock, one Series A warrant, and one Series B warrant. To maintain comparability of the placement agent warrants with the other warrants, the placement agent warrants are presented as 63,466 shares at an exercise price of $1.80. The Series A and Series B warrants issuable upon exercise of the placement agent warrants are not considered outstanding for accounting purposes until such time, if ever, that the placement agent warrants are exercised, and are disclosed as a commitment in the Related Party Transactions and Commitments footnote.

      In connection with the Units sold during the six months ended February 28, 2010, the Company issued warrants to purchase common stock at a price of $6.00 per share. As of February 28, 2010, there were warrants outstanding to purchase 5,880,500 shares of common stock. In addition to the $6.00 warrants issued as part of the Units, the Company issued 735,063 placement agent warrants to the offering placement agent. The placement agent warrants are exercisable at a price of $1.60 per share.

                          SYNERGY RESOURCES CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                February 28, 2010
                                   (Unaudited)

      The following table summarizes activity for common stock warrants for the period from August 31, 2009 to February 28, 2010:

                                                              Weighted
                                            Number of          average
                                            warrants        exercise price
                                           ----------       --------------

           Outstanding, August 31, 2009     5,161,466           $6.72
           Granted                          6,615,563           $5.51
           Exercised                               --              --
                                            ---------        --------

           Outstanding, February 28, 2010  11,777,029           $6.04
                                           ==========           =====

         The following table summarizes information about the Company's issued and outstanding common stock warrants as of February 28, 2010:

                                 Remaining       Exercise
                                Contractual     Price times
                    Number of    Life (in       Number of
Exercise Price        Shares       years)         Shares
--------------      ---------   ------------    ------------

     $1.60           735,063        4.8         $ 1,176,101
     $1.80            63,466        2.8         $   114,239
     $6.00         4,098,000        2.8         $24,588,000
     $6.00         5,880,500        4.8         $35,283,000
    $10.00         1,000,000        2.8         $10,000,000

8.     Stock-Based Compensation

      The Company recorded stock-based compensation expense of $10,829 and $6,852,604 for the six months ended February 28, 2010 and 2009, respectively.

      The estimated unrecognized compensation cost from unvested stock options as of February 28, 2010, was approximately $165,000, which will be recognized ratably through December 31, 2013.

      The following table summarizes activity for options for the period from August 31, 2009 to February 28, 2010:

                                                             Weighted
                                          Number of          average
                                           options        exercise price
                                          ---------       --------------

       Outstanding August 31, 2009        4,100,000            $ 5.44
       Granted                                   --                --
       Exercised                                 --                --
                                          ---------           -------

       Outstanding, February 28, 2010     4,100,000            $ 5.44
                                          =========            ======

                          SYNERGY RESOURCES CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                February 28, 2010
                                   (Unaudited)

      The following table summarizes information about outstanding stock options as of February 28, 2010:

                             Remaining     Weighted
                            Contractual    Average                  Aggregate
  Exercise     Number of      Life (in     Exercise    Number       Intrinsic
   Prices        Shares        years)        Price     Exercisable    Value
-------------  -----------  -------------  ----------  ------------------------

   $10.00       2,000,000       3.3         $10.00      2,000,000         --
   $1.00        2,000,000       3.3          $1.00      2,000,000   $3,200,000
   $3.00          100,000       8.8          $3.00         10,000         --
               -----------                             -----------
                4,100,000                    $5.44      4,010,000
               ===========                             ===========

9.     Related Party Transactions and Commitments

      The Company's executive officers control two entities that have entered into agreements with the Company. The entities are Petroleum Management, LLC ("PM") and Petroleum Exploration and Management, LLC ("PEM"). One agreement provides various administrative services to the Company and the other agreement provides an option to acquire certain oil and gas interests.

      Effective June 11, 2008, the Company entered into an Administrative Services Agreement with PM. The Company pays $10,000 per month for leasing office space and an equipment yard located in Platteville, Colorado, and pays $10,000 per month for office support services including secretarial service, word processing, communication services, office equipment and supplies. Additional goods or services provided to the Company by PM, such as employees, independent contractors or oil and gas professionals, and equipment, are reimbursed at actual cost. Either party may terminate the agreement with 30 days notice. For each of the six month periods ended February 28, 2010 and 2009, the Company paid $120,000 under the administrative services agreement.

      Effective August 7, 2008, the Company entered into a letter of intent with the related entities that provides an option to acquire working interests in oil and gas leases which are owned by PM and/or PEM. The oil and gas leases cover 640 acres in Weld County, Colorado, and subject to certain conditions, will be transferred to the Company for payment of $1,000 per net mineral acre. The working interests in the leases vary but the net revenue interest in the leases, if acquired by the Company, will not be less than 75%. The letter of intent had an original expiration date of November 1, 2008, but has been extended by mutual agreement to August 31, 2010. As of February 28, 2010, the Company had exercised its options on all available leases at a total cost of $360,000.

      During the six months ended February 28, 2010, the Company agreed to purchase certain oil and gas equipment with an aggregate cost of $356,278 from PM. As of February 28, 2010, accounts payable of $20,988 was due to PM. PEM is a

                          SYNERGY RESOURCES CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                February 28, 2010
                                   (Unaudited)

joint working interest owner of certain wells in progress. During the six months ended February 28, 2010, costs of $792,563 were incurred on behalf of PEM. As of February 28, 2010, PEM was indebted to the Company for $65,536 for costs incurred on their behalf.

      On June 11, 2008, the Company entered into two year employment agreements with its executive officers. For each of the six month periods ended February 28, 2010 and 2009, the Company paid $150,000 under these agreements.

      The Company issued 31,733 placement agent warrants in connection with the Private Offering Memorandum dated December 1, 2008. Each placement agent warrant entitles the holder to purchase one Unit (which Unit is identical to the Units sold under the Private Offering Memorandum dated December 1, 2008) at a price of $3.60. Each Unit consists of two shares of common stock, one Series A warrant, and one Series B warrant. The Series A and Series B warrants issuable upon exercise of the placement agent warrants are not considered outstanding for accounting purposes until such time, if ever, that the placement agent warrants are exercised. In the event that the placement agent warrants are exercised, the Company will be obligated to issue 31,733 Series A warrants and 31,733 Series B warrants.

10.      Fair Value Measurements

      The following table sets forth by level within the fair value hierarchy the Company's financial assets and financial liabilities as of February 28, 2010, that were measured at fair value. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of assets and liabilities and their placement within the fair value hierarchy levels.

                                 Level    Level 2     Level 3         Total
                               ---------  -------    ---------     -----------

    None                       $    --    $    --   $       --     $       --
Liabilities
    Derivative Conversion           --         --    2,257,987       2,257,987
Equity
    Warrants                         --        --    1,602,454       1,602,454

      The following methods and assumptions were used to estimate the fair values of the assets and liabilities in the table above.

      Level 1 Fair Value Measurements--As of February 28, 2010, the Company did not have assets or liabilities measured under a Level 1 fair value hierarchy.

      Level 2 Fair Value Measurements--As of February 28, 2010, the Company did not have assets or liabilities measured under a Level 2 fair value hierarchy.

                          SYNERGY RESOURCES CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                February 28, 2010
                                   (Unaudited)

      Level 3 Fair Value Measurements--The fair values of the derivative conversion liability and the warrants were estimated at their inception using assumptions with respect to the Company's reserves, interest rates, and expected term of the instruments. The expected term, as opposed to the contract term, was used to determine the fair value of the derivative liability relating to the Notes since certain provisions in the Notes will likely cause the expected term to be less than the contract term. The contractual terms were used to determine the fair value of the warrants (see Note 5). Certain of the values were based upon industry benchmarks about the value of in-ground reserves, and are not readily observable. As neither the warrants nor the derivative liability are currently traded, and as the Company's common stock is not actively traded, it is believed that a Level 3 measurement represents the best available information.

11.   Subsequent Events

      Subsequent to February 28, 2010, the Company received net proceeds of $5,832,740 from the sale of 62.39 Units at $100,000 per Unit in a private offering. The terms of the offering and the units are described in Note 4.

                                TABLE OF CONTENTS
                                                                    Page
PROSPECTUS SUMMARY ..............................................
RISK FACTORS ....................................................
COMPARATIVE SHARE DATA...........................................
MARKET FOR DISCOVERY'S COMMON STOCK .............................
MANAGEMENT'S DISCUSSION AND ANALYSIS
     AND PLAN OF OPERATION ......................................
BUSINESS.........................................................
MANAGEMENT ......................................................
PRINCIPAL SHAREHOLDERS...........................................
PLAN OF DISTRIBUTION ............................................
SELLING SHAREHOLDERS.............................................
DESCRIPTION OF SECURITIES........................................
LEGAL PROCEEDINGS................................................
INDEMNIFICATION .................................................
AVAILABLE INFORMATION............................................
GLOSSARY ........................................................
FINANCIAL STATEMENTS.............................................

      No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Synergy Resources Corporation. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.